As filed with the Securities and Exchange Commission on June 16, 2016
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-1
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
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Cliffs Natural Resources Inc.
(Exact name of registrant as specified in its charter)
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Ohio	1000	34-1464672
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

200 Public Square, Suite 3300, Cleveland, Ohio 44114-2315
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
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James D. Graham, Esq.
Executive Vice President, Chief Legal Officer and Secretary
Cliffs Natural Resources Inc.
200 Public Square, Suite 3300
Cleveland, Ohio 44114-2315
Tel: (216) 694-5700
(Name, address, including zip code, and telephone number, including area code, of agent for service)
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Copies to:

Michael J. Solecki, Esq. Jones Day North Point 901 Lakeside Avenue Cleveland, Ohio 44114 Tel: (216) 586-3939 Fax: (216) 579-0212	Richard D. Truesdell Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10012 Tel: (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common shares, par value $0.125 per share	$300,000,000	$30,210

(1)	Includes shares that the underwriters have an option to purchase.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933 based on an estimate of the maximum aggregate offering price.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated June 16, 2016
P R O S P E C T U S
Common Shares

Cliffs Natural Resources Inc.
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We are selling of our common shares.
Our common shares trade on the New York Stock Exchange under the symbol “CLF.” On June 15, 2016, the last sale price of the common shares as reported on the New York Stock Exchange was $4.95 per share.
Investing in the common shares involves risks that are described in the “Risk Factors” section beginning on page 13 of this prospectus.
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	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$
The underwriters may also exercise their option to purchase up to an additional common shares from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The shares will be ready for delivery on or about , 2016.

BofA Merrill Lynch	Credit Suisse	Goldman, Sachs & Co.

Deutsche Bank Securities

The date of this prospectus is , 2016

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC. For a more complete understanding of the offering of our common shares, you should refer to the registration statement, including its exhibits. You should read both this prospectus together with additional information under the heading “Where You Can Find Additional Information” and “Information We Incorporate By Reference.”
We and the underwriters have not authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus that we may provide to you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. We and the underwriters are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.
NON-GAAP FINANCIAL MEASURES
We present certain non-GAAP financial measures, including earnings before interest, taxes, depreciation and amortization, or EBITDA, Adjusted EBITDA, cash production cost per ton, non-production cash cost per ton and cash cost per ton. These non-GAAP financial measures are not measurements of financial performance or condition under generally accepted accounting principles in the United States, or GAAP, and should not be considered as alternatives to net income, operating income, or any other financial performance measure derived in accordance with GAAP. These non-GAAP financial measures are not calculated in the same manner by all companies and, accordingly, are not necessarily comparable to similarly titled measures of other companies and may not be appropriate measures for comparing performance relative to other companies. While we believe that the presentation of the non-GAAP financial measures will enhance an investor’s understanding of our operating performance, performance compared to other producers and controllable costs, the use of the non-GAAP financial measures as analytical tools has limitations and you should not consider it in isolation, or as a substitute for an analysis of our results of operations as reported in accordance with GAAP.

i

For additional information about EBITDA, Adjusted EBITDA, cash production cost per ton, non-production cash cost per ton and cash cost per ton, including a description of how such measures are calculated and reconciliations thereof to the most directly comparable GAAP financial measures, see “Prospectus Summary - Summary Historical Consolidated Financial Data”.
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This prospectus, including the documents incorporated by reference, contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the use of predictive, future-tense or forward-looking terminology, such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “will” or similar terms. These statements speak only as of the date of this prospectus or the date of the document incorporated by reference, as applicable, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. These statements appear in a number of places in this prospectus, including the documents incorporated by reference, and relate to, among other things, our intent, belief or current expectations of our directors or our officers with respect to: our future financial condition; results of operations or prospects; estimates of our economic iron ore reserves; our business and growth strategies; and our financing plans and forecasts. You are cautioned that any such forward‑looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors, some of which are unknown, including, without limitation:

•	trends affecting our financial condition, results of operations or future prospects, particularly the continued volatility of iron ore prices;

•	availability of capital and our ability to maintain adequate liquidity, in particular considering borrowing base reductions from the sale of non-core assets;

•
our level of indebtedness could limit cash flow available to fund working capital, capital expenditures, acquisitions and other general corporate purposes or ongoing needs of our business, which could prevent us from fulfilling our debt obligations;

•
continued weaknesses in global economic conditions, including downward pressure on prices caused by oversupply or imported products, including the impact of any reduced barriers to trade, recently filed and forthcoming trade cases, reduced market demand and any change to the economic growth rate in China;

•	our ability to reach agreement with our iron ore customers regarding any modifications to sales contract provisions, renewals or new arrangements;

•	uncertainty relating to restructurings in the steel industry and/or affecting the steel industry;

•	our ability to maintain appropriate relations with unions and employees and enter into or renew collective bargaining agreements on satisfactory terms;

•	the impact of our customers reducing their steel production or using other methods to produce steel;

•
our ability to successfully execute an exit option for (i) Bloom Lake General Partner Limited and certain of its affiliates, or the Bloom Lake Group, (ii) Wabush Iron Co. Limited and Wabush Resources Inc., and certain of their affiliates, or the Wabush Group, and (iii) certain of our other wholly-owned subsidiaries, which we refer to collectively with the Bloom Lake Group and the Wabush Group as the Canadian Entities, that minimizes the cash outflows and associated liabilities of such entities, including the Companies’ Creditors Arrangement Act (Canada), or CCAA, process;

•	our ability to successfully identify and consummate any strategic investments and complete planned divestitures;

•	our ability to successfully diversify our product mix and add new customers beyond our traditional blast furnace clientele;

•	the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration;

•	the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all;

•	the impact of price-adjustment factors on our sales contracts;

•	changes in sales volume or mix;

•	our actual levels of capital spending;

•	our actual economic iron ore reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve;

•	events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets, as well as any resulting impairment charges;

•	the results of prefeasibility and feasibility studies in relation to projects;

•
impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes;

•	our ability to cost-effectively achieve planned production rates or levels;

•	uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events;

•	adverse changes in currency values, currency exchange rates, interest rates and tax laws;

•	risks related to international operations;

•	availability of capital equipment and component parts;

•	the potential existence of significant deficiencies or material weakness in our internal control over financial reporting; and

•	problems or uncertainties with productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry.
These factors and the other risk factors described in this prospectus, including the documents incorporated by reference, are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or at our website at www.cliffsnaturalresources.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference in this prospectus.
INFORMATION WE INCORPORATE BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2015;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2016;

•	our Current Reports on Form 8-K filed with the SEC on January 22, 2016, February 8, 2016, March 2, 2016, April 29, 2016, May 2, 2016, June 3, 2016 and June 9, 2016;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 11, 2016; and

•	the description of our common shares contained in the Current Report on Form 8-K/A filed on May 21, 2008, including any subsequently filed amendments and reports updating such description.
We do not incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K. You may obtain copies of these filings without charge by accessing the investor relations section of www.cliffsnaturalresources.com or by requesting the filings in writing or by telephone at the following address and telephone number.
Cliffs Natural Resources Inc.
200 Public Square, Suite 3300
Cleveland, Ohio 44114-2315
Tel: (216) 694-5700

PROSPECTUS SUMMARY
This summary highlights information about us and our common shares being offered by this prospectus. This summary is not complete and may not contain all of the information that you should consider prior to investing in our common shares. For a more complete understanding of us, we encourage you to read this prospectus, including the information incorporated by reference in this prospectus and the other documents to which we have expressly referred you. In particular, we encourage you to read the historical financial statements, and the related notes, incorporated by reference in this prospectus. Investing in our common shares involves significant risks, as described in the “Risk Factors” section.
References in this prospectus to the terms “we,” “us,” “our,” “the Company” or “Cliffs” or other similar terms mean Cliffs Natural Resources Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.
Our Company
Cliffs Natural Resources Inc. traces its history back to 1847. Today, we are a leading mining and natural resources company in the United States. We are a major supplier of iron ore pellets to the North American steel industry from our mines and pellet plants located in Michigan and Minnesota. Additionally, Cliffs operates an iron ore mining complex in Western Australia. Driven by the core values of safety, social, environmental and capital stewardship, our employees endeavor to provide all stakeholders with operating and financial transparency.
We are organized through a global commercial group responsible for sales and delivery of our products and operations groups responsible for the production of the iron ore that we market. Our continuing operations are organized according to geographic location: U.S. Iron Ore and Asia Pacific Iron Ore.
In the United States, we currently own or co-own five iron ore mines in Michigan and Minnesota. We are currently operating the two iron mines in Michigan and two of the three iron ore mines in Minnesota. One of our three iron ore operations in Minnesota is temporarily idled due to reductions in iron ore pellet nominations from our customers due to the continued oversupply of steel in the U.S. market as a result of record levels of imported steel which stems from excess supply in the global markets; however, we expect it to restart in August, 2016. Our Asia Pacific operations consist solely of our Koolyanobbing iron ore mining complex in Western Australia.
Also, for the majority of 2015, we operated two metallurgical coal operations in Alabama and West Virginia. In December 2015, we completed the sale of these operations, which marked our exit from the coal business. As of March 31, 2015, management determined that our North American Coal operating segment met the criteria to be classified as held for sale under Accounting Standards Codification, or ASC, 205, Presentation of Financial Statements. As such, all current year and historical North American Coal operating segment results are included in our financial statements incorporated by reference in this prospectus and classified within discontinued operations.
Additionally, we continue to own one non-operating iron ore mine in Eastern Canada that is currently in restructuring proceedings in Montreal, Quebec under the CCAA. Financial results prior to the respective deconsolidations of the Bloom Lake and Wabush Groups and subsequent expenses directly associated with the Bloom Lake Group, Wabush Group and certain other wholly-owned subsidiaries, collectively referred to herein as the Canadian Entities, are included in our financial statements incorporated by reference in this prospectus and classified within discontinued operations.
U.S. Iron Ore
We are a major producer of iron ore pellets, primarily selling production from U.S. Iron Ore to integrated steel companies in the United States and Canada. We manage five iron ore mines located in Michigan and Minnesota. In Michigan, we are currently operating the two iron ore mines, Empire mine and Tilden mine. In Minnesota, we are currently operating two iron ore mines, Hibbing mine and Northshore mine. Northshore mine recently resumed operations in May 2016 after being temporarily idled at the end of November 2015. United Taconite mine, which is also located in Minnesota, has been temporarily idled since August 2015 due to reduced pellet demand from our customers, but we expect it to restart in August, 2016. The U.S.-based mines, which are managed by Cliffs, currently have an annual rated capacity of 32.9 million long tons of iron ore pellet production, representing 56% of total U.S. pellet production capacity. Based on our equity ownership in these mines, our share of the annual rated production capacity is currently 25.5 million long tons, representing 44% of total U.S. annual pellet capacity.
We produce various grades of iron ore pellets, including standard, fluxed and direct reduction grade, or DR-grade, for use in our customers’ operations as part of the steelmaking process. The variation in grades of iron ore pellets results from the specific chemical and metallurgical properties of the ores at each mine, the end user's steelmaking process and whether or not fluxstone is added in the process. Although the grade or grades of pellets currently delivered to each customer are based on that customer’s preferences, which depend in part on the characteristics of the customer’s steelmaking operation, in many cases our iron ore pellets can be used interchangeably. Standard pellets require less processing, are generally the least costly pellets to produce and are called “standard” because no ground fluxstone, such as limestone or dolomite, is added to the iron ore concentrate before turning the concentrate into pellets. In the case of fluxed pellets, fluxstone is added to the concentrate, which produces pellets that can perform at higher productivity levels in the customer’s specific blast furnace and will minimize the amount of fluxstone the customer may be required to add to the blast furnace. DR-grade pellets require processing to a product that contains higher iron and lower silica content than a standard pellet. Unlike standard or fluxed pellets, DR-grade pellets are fed into a direct reduced iron facility, which then acts as the raw material to an electric arc furnace or EAF.
Each of our U.S. Iron Ore mines is located near the Great Lakes. The majority of our iron ore pellets are transported via railroads to loading ports for shipment via vessel to steelmakers in North America.
Our U.S. Iron Ore revenues primarily are derived from sales of iron ore pellets to two major customers, while continuing to serve certain other producers in the North American integrated steel industry. Generally, we have multi-year supply agreements with our customers. Sales volume under these agreements largely is dependent on customer requirements, and in many cases, we are the sole supplier of iron ore to the customer. Historically, each agreement has contained a base price that is adjusted annually using one or more adjustment factors. Factors that could result in a price adjustment include spot pricing, measures of general industrial inflation and steel prices. Additionally, certain of our supply agreements have a provision that limits the amount of price increase or decrease in any given year. As of December 31, 2015, our U.S. Iron Ore contracts had an average remaining duration of approximately three years. Although our contracts with ArcelorMittal USA LLC (as the parent company of Ispat Inland Inc., ArcelorMittal Cleveland Inc. and ArcelorMittal Indiana Harbor LLC, as well as many other subsidiaries), which we collectively refer to as ArcelorMittal, were scheduled to expire in December 2016 and January 2017, respectively, on May 28, 2016, we agreed to a new contract with ArcelorMittal through 2026. This extends our average remaining duration of our U.S. Iron Ore contracts to approximately eight years.
For the three months ended March 31, 2016, we sold 1.9 million long tons of iron ore pellets from our share of the production from our U.S. Iron Ore mines. During 2015, 2014 and 2013, we sold 17.3 million, 21.8 million and 21.3 million long tons of iron ore pellets, respectively, from our share of the production from our U.S. Iron Ore mines. U.S. Iron Ore's five largest customers accounted for approximately 98% of the segment's sales in the three-month period ended March 31, 2016, 95% in 2015, 95% in 2014 and 87% in 2013.
At the end of 2015, our U.S. Iron Ore mines had proven and probable mineral reserves totaling 1,945.3 million long tons, which equates to approximately 637 million saleable long tons. For the three months ended March 31, 2016 and during 2015, our U.S. Iron Ore segment had revenues of $185.5 million and $1,525.4 million and Adjusted EBITDA of $46.1 million and $352.1 million, respectively.
Asia Pacific Iron Ore
Our Asia Pacific Iron Ore operations are located in Western Australia and consist solely of our wholly owned Koolyanobbing operation. Koolyanobbing is a collective term for the operating deposits at Koolyanobbing, Mount Jackson and Windarling. There are approximately 70 miles separating the three mining areas. The operations at Windarling have been idled since the beginning of the fourth quarter of 2015 as a result of cost cutting measures. Banded iron formations host the mineralization, which is predominately hematite and goethite. Each deposit is characterized with different chemical and physical attributes and, in order to achieve customer product quality, ore in varying quantities from each deposit must be blended together.
Crushing and blending are undertaken at Koolyanobbing, where the crushing and screening plant is located. Once the blended ore has been crushed and screened into a direct lump and fines shipping product, it is transported by rail approximately 360 miles south to the Port of Esperance, via Kalgoorlie, for shipment to our customers in Asia.
Asia Pacific Iron Ore’s production is under contract with steel companies primarily in China, Japan and Korea. Our supply agreements with steel producers in China and Japan currently expire in March 2017, and our one Korean customer contract expires in December 2016. Pricing for our Asia Pacific Iron Ore Chinese customers consists of shorter-term pricing mechanisms of various durations generally triggered by the unloading of each shipment and reference the Platts IODEX 62% Fe, cost and freight, or CFR, North China, Fe content, freight and other adjustments. Pricing with our Japanese and Korean customers is generally consistent with the inputs used with our Chinese customers, but the pricing inputs are fixed before shipment.
For the three months ended March 31, 2016 and during 2015, 2014 and 2013, we sold 2.8 million, 11.6 million, 11.5 million and 11.0 million metric tons of iron ore, respectively, from our Western Australia mines. Asia Pacific Iron Ore’s five largest customers accounted for approximately 72% of the segment’s sales in the three-month period ended March 31, 2016, 47% in 2015, 38% in 2014 and 42% in 2013. For the three months ended March 31, 2016 and during 2015, our Asia Pacific Iron Ore segment had revenues of $120.0 million and $487.9 million and Adjusted EBITDA of $23.0 million and $32.7 million, respectively.
At the end of 2015, we had approximately 49 million metric tons of proven and probable reserves in our Asia Pacific Iron Ore business.
Our Strategy
Our key strategic initiatives include:
The Company is Focused on our Core U.S. Iron Ore Business
We continue the strategic shift to a company focused fully on our U.S. Iron Ore business. We are the market-leading iron ore producer in the United States, supplying differentiated iron ore pellets under long-term contracts to the largest North America steel producers. We have the unique advantage of not only being a low cost producer of iron ore pellets in the U.S. market, but also having the technical expertise to create custom pellets for the specific blast furnaces that we serve. Pricing structures contained in and the long-term supply provided by our existing contracts, along with our low-cost operating profile, positions U.S. Iron Ore as our most stable business. We expect to continue to strengthen our U.S. Iron Ore operating cost profile through continuous operational improvements and disciplined capital allocation policies. Strategically, we continue to develop various entry options into the EAF market.  As the EAF steel market continues to grow in the United States, there is an opportunity for our iron ore to serve this market by providing pellets to the alternative metallics market to produce direct reduced iron pellets, hot briquetted iron and/or pig iron.  In 2015, we produced and shipped a batch trial of DR-grade pellets, a source of lower silica iron units for the production of direct reduced iron pellets. In early 2016, we reached a significant milestone with positive results from the successful industrial trial of our DR-grade pellets. While we are still in the early stages of developing our alternative metallic business, we believe this will open up a new opportunity for us to diversify our product mix and add new customers to our U.S. Iron Ore segment beyond the traditional blast furnace clientele.
Maintaining Discipline on Costs and Capital Spending and Improving our Financial Flexibility
We believe our ability to execute our strategy is dependent on our financial position, balance sheet strength and financial flexibility to manage through current demand for our products and volatility in commodity prices. We have developed a highly disciplined financial and capital expenditure plan with a focus on improving our cost profile and increasing long-term profitability. We resized and streamlined our organization and support functions to better fit our new strategic direction. Our capital allocation plan is focused on strengthening our core U.S. Iron Ore operations to promote greater free cash flow generation.
Competitive Strengths
Resilient U.S. Iron Ore Operations
Our U.S. Iron Ore segment is the core focus of our business strategy. The U.S. Iron Ore segment is the primary contributor to our consolidated results, generating 61% and 76% of consolidated revenue and $46.1 million and $352.1 million of consolidated Adjusted EBITDA for the three months ended March 31, 2016 and for the year ended December 31, 2015, respectively. U.S. Iron Ore produces differentiated iron ore pellets that are customized for use in customers’ steelmaking facilities. The grades of pellets currently delivered to each customer are based on that customer’s preferences, which depend in part on the characteristics of the customer’s steelmaking operation. We believe our long history of supplying customized pellets to the U.S. steel producers has resulted in a co-dependent relationship between us and our customers. This technical and operational co-dependency has enabled Cliffs to claim a substantial portion of the total U.S. iron ore market. Based on Cliffs’ equity ownership in its U.S. mines, Cliffs’ share of the annual rated production capacity is 25.5 million long tons, representing 44% of total U.S. annual pellet capacity. Long-lived assets with an average mine life of approximately 20 years provide the opportunity to maintain our significant market position well into the future.
We believe U.S. Iron Ore is uniquely positioned in the global iron ore market due to its reduced exposure to seaborne iron ore pricing. More than half of U.S. Iron Ore production is sold through long-term contracts that are structured with various formula-based pricing mechanisms that reference seaborne pricing, inflation factors and steel prices and mitigate the impact of any one factor's price volatility on our business. U.S. Iron Ore’s realized revenue rate decreased 10% and 23% for the three months ended March 31, 2016 and year ended December 31, 2015, respectively, compared to a 23% and 43% decline in the Platts 62% Fe fines spot price over the same periods in the prior year.
In addition, we maintain lower costs compared to our competition as a result of our proximity to U.S. steelmaking operations. Our costs are lower as a result of inherent transportation advantages associated with our mine locations near the Great Lakes which allows for transportation via railroads and loading ports. U.S. Iron Ore mines also benefit from on-site pellet production and ore production facilities located a short distance from the mines. These advantages translated to cost of goods sold and operating expenses during the three months ended March 31, 2016 and year ended December 31, 2015 of $77 per long ton and $66 per long ton, respectively. This included cash production costs in the three months ended March 31, 2016 and year ended December 31, 2015 of $48 per long ton and $54 per long ton, respectively, which included the cost to mine, concentrate, pelletize, certain transportation costs and site administration costs, but do not include idle costs incurred.
Competitive Asia Pacific Iron Ore Operations
Although our annual production tonnage is substantially less than our competitors in the seaborne market, the Asia Pacific Iron Ore business maintains a competitive position with the major Australian iron ore producers. We produce a product mix of approximately 50% lump ore and 50% fines, which is a significantly higher lump mix than the three major producers in Australia. This lump ore currently commands a premium in the seaborne market over iron ore fines.
Further, our Asia Pacific Iron Ore segment is a cost competitive producer and requires modest ongoing sustaining capital expenditures to continue our profitable operations. Cost of goods sold and operating expenses during the three months ended March 31, 2016 and year ended December 31, 2015 were $35 per metric ton and $39 per metric ton, respectively. This included cash production costs during the three months ended March 31, 2016 and year ended December 31, 2015 were $27 per metric ton and $31 per metric ton, respectively. Going forward, we will continue to operate Asia Pacific Iron Ore with a clear bias toward cash optimization.

Experienced Management Team
We have a seasoned and experienced management team with extensive mining sector knowledge and the functional disciplines required to manage and grow our business. In August 2014, the Board of Directors appointed Lourenco Goncalves as Chairman, President and Chief Executive Officer of the Company. Mr. Goncalves joined Cliffs with over 30 years of experience in the metals and mining industries. P. Kelly Tompkins serves as Executive Vice President and Chief Financial Officer of Cliffs with over 30 years of executive management experience including financial, legal, commercial and business development experience. Other experienced members of executive leadership include Terry Fedor, Executive Vice President – U.S. Iron Ore, James Graham, Executive Vice President – Chief Legal Officer and Secretary, Maurice Harapiak, Executive Vice President – Human Resources, Terrence Mee, Executive Vice President – Global Commercial, Clifford Smith, Executive Vice President – Business Development and Timothy Flanagan, Vice President, Corporate Controller, Treasurer and Chief Accounting Officer.
Recent Developments
Agreement with ArcelorMittal
On May 28, 2016, we entered into a new long-term commercial agreement with ArcelorMittal to supply tailor-made iron ore pellets for ten years through 2026. The new agreement will replace two existing agreements expiring in December 2016 and January 2017, respectively, and fill the entirety of ArcelorMittal's pellet purchase requirements from the previous agreements. The new agreement includes ArcelorMittal's total purchases of iron ore pellets from Cliffs up to 10 million long tons and preserves our current position as ArcelorMittal's major pellet supplier. Under the new agreement, we will continue to be the sole pellet supplier of ArcelorMittal's Indiana Harbor West and Cleveland Works steelmaking facilities, and we will maintain the current level of pellet supply to ArcelorMittal's Indiana Harbor East facility. The new agreement also establishes a minimum total purchase requirement of 7 million long tons, which is greater than the current minimum level of the two existing agreements combined.
Essar Algoma Settlement and Reinstatement of Pellet Sale and Purchase Agreement
On June 7, 2016, the U.S. District Court for the District of Delaware, under Chapter 15 of the U.S. Bankruptcy Code, confirmed the May 27, 2016 Order of the Ontario Superior Court of Justice approving the settlement between Essar Steel Algoma Inc., or Essar, and The Cleveland-Cliffs Iron Company, Northshore Mining Company and Cliffs Mining Company. These orders approve the reinstatement of the Pellet Sale and Purchase Agreement dated and effective as of January 31, 2002, as amended, or the Essar Agreement. The Essar Agreement will resume in full on January 1, 2017, with Cliffs supplying a significant portion of Essar’s 2016 requirements beginning July 2016 under a separate agreement. The Essar Agreement extends to 2024. Essar continues to be under the protection of the CCAA in the Ontario Superior Court.
New Agreement with U.S. Steel Canada
On June 9, 2016, we announced that we would be restarting operations in August, 2016 at our United Taconite mining facility in Minnesota. The August restart was made possible due to additional business contracted with U.S. Steel Canada to supply the majority of its iron ore pellet requirements for the third and fourth quarters of 2016.
Agreements with Minnesota Power
In May 2016, we entered into multiple agreements with Minnesota Power, a division of ALLETE Inc., pursuant to which we received $31.0 million in cash as part of a long-term purchased power arrangement for our Northshore operation through 2031. The agreements, pending potential regulatory approval of the sale of utility assets, include: certain non-core operations; transmission assets at United Taconite; certain land options at United Taconite and Northshore Mining Company; and transportation rights along the Cliffs Erie rail assets. Separately, we extended our regulated power arrangements with Minnesota Power for 10 years at our United Taconite and Babbitt facilities.

Repayment of Outstanding Borrowings under the ABL Facility
Subsequent to March 31, 2016, we borrowed $105.0 million under our ABL Facility for general corporate purposes, the full amount of which was repaid by June 2, 2016.
Corporate Information
Our principal executive offices are located at 200 Public Square, Suite 3300, Cleveland, Ohio 44114-2315. Our main telephone number is (216) 694-5700, and our website address is www.cliffsnaturalresources.com. We do not intend the information contained on or accessible through our website to be part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference in this prospectus.

The Offering

Issuer	Cliffs Natural Resources Inc.
Common shares offered by us	(or shares if the underwriters exercise their option to purchase additional shares in full)
Common shares outstanding immediately after this offering	(or shares if the underwriters exercise their option to purchase additional shares in full)
Use of proceeds
We estimate that the net proceeds to us from this offering, after deducting estimated underwriting discounts and estimated offering expenses that we must pay, will be approximately $           million. If the underwriters exercise their option to purchase additional shares in full, we estimate that our net proceeds will be approximately $           million.
We intend to use the net proceeds for general corporate purposes, including to repay debt, in particular our senior notes due January 2018, or 2018 Senior Notes. See “Use of Proceeds.”

Risk factors
Investing in our common shares involves substantial risk. For a discussion of risks relating to us, our business and an investment in our common shares, see the section titled “Risk Factors” on page 13 of this prospectus and all other information set forth and incorporated by reference in this prospectus before investing in our common shares.

Exchange listing	Our common shares are traded on the New York Stock Exchange, or NYSE, under the symbol “CLF.”

Summary Historical Consolidated Financial Data
The table below sets forth a summary of our summary historical consolidated financial and other statistical data for the periods presented. We derived the summary historical consolidated financial data as of and for the years ended December 31, 2015, 2014 and 2013 from our audited consolidated financial statements. We derived the summary historical consolidated financial data as of and for the three months ended March 31, 2016 and 2015 from our unaudited consolidated financial statements. The interim unaudited financial data has been prepared on substantially the same basis as the audited financial data and includes, in the opinion of management, all adjustments, consisting of normal and recurring adjustments, necessary to present fairly the data for such periods and may not necessarily be indicative of full-year results. Summary historical consolidated financial and other statistical data should be read in conjunction with our consolidated financial statements, the related notes and other financial information incorporated by reference into this prospectus. During the first quarter of 2015, we began reporting our former Eastern Canadian Iron Ore and North American Coal businesses as discontinued operations, as reflected in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and in our Annual Report on Form 10-K for the year ended December 31 2015, which are incorporated by reference in this prospectus. The summary historical consolidated financial data below reflects Eastern Canadian Iron Ore and North American Coal as discontinued operations.
The information presented below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and accompanying notes included in the reports incorporated by reference in this prospectus.

	Year ended December 31,			Three months ended March 31,
	2015(2)	2014(3)	2013(4)	2016	2015
Financial data (in millions, except per share and per ton amounts)(1)
Revenue from product sales and services	$2,013.3	$3,373.2	$3,890.8	$305.5	$446.0
Cost of goods sold and operating expenses	(1,776.8)	(2,487.5)	(2,406.4)	(274.6)	(365.2)
Other operating expense	(85.2)	(755.6)	(104.1)	(31.2)	(8.9)
Operating income (expense)	151.3	130.1	1,380.3	(0.3)	71.9
Income from continuing operations	143.7	56.4	878.9	114.3	166.8
Income (loss) from discontinued operations, net of tax	(892.1)	(8,368.0)	(517.1)	2.5	(928.5)
Net income (loss)	(748.4)	(8,311.6)	361.8	116.8	(761.7)
Loss (income) attributable to noncontrolling interest	(0.9)	1,087.4	51.7	(8.8)	1.9
Net income (loss) attributable to Cliffs shareholders	(749.3)	(7,224.2)	413.5	108.0	(759.8)
Preferred stock dividends	(38.4)	(51.2)	(48.7)	—	(12.8)
Income (loss) attributable to Cliffs common shareholders	$(787.7)	$(7,275.4)	$364.8	$108.0	$(772.6)
Earnings (loss) per common share attributable to Cliffs common shareholders – basic
Continuing operations	$0.63	$(0.14)	$5.37	$0.61	$1.02
Discontinued operations	(5.77)	(47.38)	(2.97)	0.01	(6.06)
Earnings (loss) per common share attributable to Cliffs common shareholders – basic	$(5.14)	$(47.52)	$2.40	$0.62	$(5.04)
Earnings (loss) per common share attributable to Cliffs common shareholders – diluted
Continuing operations	$0.63	$(0.14)	$4.95	$0.61	$0.94
Discontinued operations	(5.76)	(47.38)	(2.58)	0.01	(5.20)
Earnings (loss) per common share attributable to Cliffs common shareholders – diluted	$(5.13)	$(47.52)	$2.37	$0.62	$(4.26)

Total assets	$2,135.5	$3,147.2	$13,102.9	$1,886.3	$2,702.6
Long-term debt obligations (including capital leases)	$2,755.6	$2,911.5	$2,968.4	$2,553.4	$2,918.3
Net cash from operating activities	$37.9	$358.9	$1,145.9	$(126.5)	$(228.2)

	Year ended December 31,			Three months ended March 31,
	2015(2)	2014(3)	2013(4)	2016	2015
Distributions to preferred shareholders cash dividends(5)
- Per depositary share	$1.32	$1.76	$1.66	$—	$0.44
- Total	$38.40	$51.20	$48.70	$—	$(12.80)
Distributions to common shareholders cash dividends(6)
- Per share	$—	$0.60	$0.60	$—	$—
- Total	$—	$92.5	$91.9	$—	$—
Repurchases of common shares	$—	$—	$—	$—	$—
Common shares outstanding - basic (millions)
- Average for year/period	153.2	153.1	151.7	171.7	153.2
- At year-end/period-end	153.6	153.2	153.1	181.9	153.3

Iron ore and coal production and sales statistics (long tons – U.S. Iron Ore; metric tons – Asia Pacific Iron Ore)
Production tonnage
- U.S. Iron Ore	26.1	29.7	27.2	4.9	7.2
- Asia Pacific Iron Ore	11.7	11.4	11.1	2.8	2.9
Production tonnage – (Cliffs’ share)
- U.S. Iron Ore	19.3	22.4	20.3	3.0	5.4
Sales tonnage
- U.S. Iron Ore	17.3	21.8	21.3	1.9	2.9
- Asia Pacific Iron Ore	11.6	11.5	11.0	2.8	3.0

Reconciliation of Net Income to EBITDA to Total Adjusted EBITDA
Net income (loss)	$(748.4)	$(8,311.6)	$361.8	$116.8	$(761.7)
Less:
Interest expense, net	(231.4)	(185.2)	(179.1)	(56.8)	(44.2)
Income tax benefit (expense)	(163.3)	1,302.0	(55.1)	(7.6)	(175.0)
Depreciation, depletion and amortization	(134.0)	(504.0)	(593.3)	(35.2)	(33.0)
EBITDA	$(219.7)	$(8,924.4)	$1,189.3	$216.4	$(509.5)
Less:
Impairment of goodwill and other long-lived assets	$(3.3)	$(635.5)	$(14.3)	$—	$—
Impact of discontinued operations	(892.0)	(9,332.5)	(398.4)	2.6	(929.6)
Gain on extinguishment/restructuring of debt	392.9	16.2	—	178.8	313.7
Severance and contractor termination costs	(10.2)	(23.3)	(16.6)	(0.1)	(1.5)
Foreign exchange remeasurement	16.3	29.0	53.2	(1.2)	13.5
Proxy contest and change in control costs in selling, general and administrative	—	(26.6)	—	—	—
Supply inventory write-off	(16.3)	—	—	—	—
Total Adjusted EBITDA	$292.9	$1,048.3	$1,565.4	$36.3	$94.4

EBITDA:
U.S. Iron Ore	$317.6	$805.6	$1,000.1	$41.4	$101.6
Asia Pacific Iron Ore	35.3	(352.9)	543.0	22.3	18.0
Other(7)	(572.6)	(9,377.1)	(353.8)	152.7	(629.1)
Total EBITDA	$(219.7)	$(8,924.4)	$1,189.3	$216.4	$(509.5)

	Year ended December 31,			Three months ended March 31,
	2015(2)	2014(3)	2013(4)	2016	2015
Adjusted EBITDA:
U.S. Iron Ore	$352.1	$833.5	$1,031.8	$46.1	$105.1
Asia Pacific Iron Ore	32.7	252.9	513.1	23.0	5.7
Other	(91.9)	(38.1)	20.5	(32.8)	(16.4)
Total Adjusted EBITDA	$292.9	$1,048.3	$1,565.4	$36.3	$94.4

Business Segment per Ton Information
U.S. Iron Ore (Per long ton)
Revenues from product sales and services(8)	$79.12	$102.36	$113.08	$83.87	$92.70
Cash production cost(9)	54.35	63.83	61.95	47.88	64.98
Non-production cash cost(9)	5.92	1.08	3.13	15.00	(6.79)
Cash cost(9)	60.27	64.91	65.08	62.88	58.19
Depreciation, depletion and amortization	5.72	4.92	5.65	14.08	7.36
Cost of good sold and operating expenses(8)	65.99	69.83	70.73	76.96	65.55
Sales margin	$13.13	$32.53	$42.35	$6.91	$27.15

Asia Pacific Iron Ore (Per metric ton)
Revenues from product sales and services(10)	$39.93	$74.56	$110.87	$41.16	$42.81
Cash production cost(9)	30.82	49.29	56.77	26.90	36.77
Non-production cash cost(9)	6.13	2.07	6.94	5.52	3.70
Cash cost(9)	36.95	51.36	63.71	32.42	40.47
Depreciation, depletion and amortization	2.18	12.65	13.92	2.43	2.08
Cost of good sold and operating expenses(10)	39.13	64.01	77.63	34.85	42.55
Sales margin	$0.80	$10.55	$33.24	$6.31	$0.26
_______________

(1)
Management determined as of March 31, 2015, that our North American Coal operating segment met the criteria to be classified as held for sale under ASC 205, Presentation of Financial Statements. The North American Coal segment continued to meet the criteria throughout 2015 until we sold our North American Coal operations during the fourth quarter of 2015. As such, all current and historical North American Coal operating segment results are included in our financial statements and classified within discontinued operations.

On January 27, 2015, we announced that the Bloom Lake Group commenced restructuring proceedings, or the Bloom Filing, under the CCAA with the Québec Superior Court (Commercial Division) in Montreal, or the Québec Court. At that time, the Bloom Lake Group was no longer generating revenues and was not able to meet its obligations as they came due. The Bloom Filing addressed the Bloom Lake Group's immediate liquidity issues and permitted the Bloom Lake Group to preserve and protect its assets for the benefit of all stakeholders while restructuring and sale options were explored. As part of the CCAA process, the Québec Court approved the appointment of a Monitor and certain other financial advisors. Additionally, on May 20, 2015, we announced that the Wabush Group commenced restructuring proceedings, or the Wabush Filing, in the Québec Court under the CCAA. As a result of this action, the CCAA protections granted to the Bloom Lake Group were extended to include the Wabush Group to facilitate the reorganization of each of their businesses and operations. The Wabush Group was no longer generating revenues and was not able to meet its obligations as they came due. The inclusion of the Wabush Group in the existing Bloom Filing facilitated a more comprehensive restructuring and sale process of both the Bloom Lake Group and the Wabush Group which collectively included mine, port and rail assets and will lead to a more effective and streamlined exit from Eastern Canada. The Wabush Filing also mitigated various legacy related long-term liabilities associated with the Wabush Group. As part of the Wabush Filing, the Québec Court approved the appointment of a Monitor and certain other financial advisors. The Monitor of the Wabush Group is also the Monitor of the Bloom Lake Group. Financial results prior to the respective deconsolidations of the Bloom Lake and Wabush Groups and subsequent expenses directly associated with the Canadian Entities are included in our financial statements and classified within discontinued operations.

(2)
On January 27, 2015, we announced the Bloom Filing, under the CCAA with the Québec Court. Additionally, on May 20, 2015, we announced the Wabush Filing, in the Québec Court under the CCAA. As a result of this action, the CCAA protections granted to the Bloom Lake Group were extended to include the Wabush Group to facilitate the reorganization of each of their businesses and operations. As such, on January 27, 2015 we deconsolidated the Bloom Lake Group and certain other wholly-owned subsidiaries comprising substantially all of our Canadian operations. Additionally, when the Wabush Group commenced restructuring proceedings on May 20, 2015, we completed the deconsolidation of the remaining Wabush Group entities that were not previously deconsolidated. As a result of both deconsolidations, we recorded a $710.9 million loss during 2015 classified within discontinued operations.

Consistent with our strategy to extract maximum value from our current assets, on December 22, 2015, we sold our equity interests in all the remaining North American Coal operations to Seneca Coal Resources, LLC, or Seneca. The sale included Pinnacle mine in West Virginia and Oak Grove mine in Alabama. Additionally, Seneca may pay Cliffs an earn-out of up to $50 million contingent upon the terms of a revenue sharing agreement which extends through the year 2020. Prior to the sale, during 2015, we recorded a long-lived asset impairment charge of $73.4 million to reduce the North American Coal assets to their estimated fair value. As noted above, all current and historical North American Coal operating segment results are included in our financial statements and classified within discontinued operations.
During 2015, net income from continuing operations was impacted positively by a $392.9 million gain on extinguishment of debt. This was offset by lower sales margin which decreased by $649.2 million for the year ended December 31, 2015 when compared to 2014 primarily driven by lower market pricing for our products and decreased sales volume partially offset by cost cutting measures and favorable foreign exchange rates. Additionally, results during 2015 were impacted negatively by the increase in income tax expense of $255.3 million primarily due to the net increase in the valuation allowance on U.S. deferred tax assets, partially offset by the utilization of net operating losses.

(3)
During 2014, we recorded an impairment of goodwill and other long-lived assets of $73.5 million. The goodwill impairment charge of $73.5 million related to our Asia Pacific Iron Ore reporting unit. There were also other long-lived asset impairment charges of $562.0 million related to our continuing operations including the Asia Pacific Iron Ore operating segment and our Other reportable segments. The other long-lived asset impairment charges which related to our discontinued operations were $8,394.4 million related to our Wabush operation and Bloom Lake operation within our Eastern Canadian Iron Ore operating segment, and our Cliffs Logan County Coal LLC, or CLCC, thermal operation, Oak Grove Resources, LLC, or Oak Grove, operation and Pinnacle Mining Company, LLC, or Pinnacle, operation within our North American Coal operating segment, along with impairments charged to reporting units within our Other reportable segments. The impairment charges were primarily a result of changes in life-of-mine cash flows due to declining pricing for both global iron ore and low-volatile metallurgical coal, which impacts our estimate of long-term pricing, along with changes in strategic focus including exploratory phases of possible divestiture of the operations as the new Chief Operating Decision Maker views Eastern Canadian Iron Ore, Asia Pacific Iron Ore, North American Coal and Ferroalloys as non-core assets. The CLCC assets were sold in the fourth quarter of 2014 on December 31, 2014, resulting in a loss on sale of $419.6 million. As noted above, all current and historical North American Coal operating segment results are included in our financial statements incorporated by reference in this prospectus and classified within discontinued operations.

(4)
Upon performing our annual goodwill impairment test in the fourth quarter of 2013, a goodwill impairment charge of $80.9 million was recorded for our Cliffs Chromite Ontario and Cliffs Chromite Far North reporting units within our Ferroalloys operating segment. We also recorded other long-lived asset impairment charges of $169.9 million, of which $154.6 million relates to our Wabush reporting unit within our Eastern Canadian Iron Ore operating segment to reduce those assets to their estimated fair value as of December 31, 2013. These reporting units were included within the entities under the CCAA filing. As noted above, financial results prior to the respective deconsolidations of the Bloom Lake and Wabush Groups and subsequent expenses directly associated with the Canadian Entities are included in our financial statements incorporated by reference in this prospectus and classified within discontinued operations.

(5)
On March 20, 2013, our Board of Directors declared a cash dividend of $13.6111 per preferred share, which is equivalent to approximately $0.34 per depositary share. The cash dividend was paid on May 1, 2013, to our preferred shareholders of record as of the close of business on April 15, 2013. On May 7, 2013, September 9, 2013, and November 11, 2013, our Board of Directors declared a quarterly cash dividend of $17.50 per preferred share, which is equivalent to approximately $0.44 per depositary share. The cash dividends were paid on August 1, 2013, November 1, 2013, and February 3, 2014 to our preferred shareholders of record as of the close of business on July 15, 2013, October 15, 2013, and January 15, 2014, respectively. The cash dividend was paid on May 1, 2013 to our preferred shareholders of record as of the close of business on April 15, 2013. On February 11, 2014, May 13, 2014, September 8, 2014, and November 19, 2014, our Board of Directors declared a quarterly cash dividend of $17.50 per preferred share, which is equivalent to approximately $0.44 per depositary share. The cash dividends were paid on May 1, 2014, August 1, 2014, November 3, 2014, and February 2, 2015, to our preferred shareholders of record as of the close of business on April 15, 2014, July 15, 2014, October 15, 2014, and January 15, 2015, respectively. On March 27, 2015, July 1, 2015, and September 10, 2015, our Board of Directors declared the quarterly cash dividend of $17.50 per preferred share, which is equivalent to approximately $0.44 per depositary share. The cash dividend was paid on May 1, 2015, August 3, 2015, and November 2, 2015 to our shareholders of record as of the close of business on April 15, 2015, July 15, 2015, and October 15, 2015, respectively. On January 4, 2016, we announced that our Board of Directors determined the final quarterly dividend of our preferred shares would not be paid in cash, but instead, pursuant to the terms of the preferred shares, the conversion rate was increased such that holders of the preferred shares received additional common shares in lieu of the accrued dividend at the time of the mandatory conversion of the preferred shares on February 1, 2016. The number of our common shares in the aggregate issued in lieu of the dividend was 1.3 million. This resulted in an effective conversion rate of 0.9052 common shares, rather than 0.8621 common shares, per depositary share, each representing 1/40th of a preferred share. Upon conversion on February 1, 2016, an aggregate of 26.5 million common shares were issued, representing 25.2 million common shares issuable upon conversion and 1.3 million that were issued in lieu of a final cash dividend.

(6)
On February 11, 2013, our Board of Directors approved a reduction to our quarterly cash dividend rate by 76% to $0.15 per share. The decreased dividend of $0.15 per share was paid on March 1, 2013, June 3, 2013, September 3, 2013, and December 2, 2013 to our common shareholders of record as of the close of business on February 22, 2013, May 17, 2013, August 15, 2013, and November 22, 2013, respectively. Additionally, in 2014, the dividend of $0.15 per share was paid on March 3, 2014, June 3, 2014, September 2, 2014 and December 1, 2014 to our common shareholders of record as of the close of business on February 21, 2014, May 23, 2014, August 15, 2014, and November 15, 2014, respectively. On January 26, 2015, we announced that our Board of Directors had decided to eliminate the quarterly dividend of $0.15 per share on our common shares. The decision was applicable to the first quarter of 2015 and all subsequent quarters.

(7)	Including discontinued operations for each of the years ended December 31, 2015, 2014 and 2013.

(8)	Excludes revenues and expenses related to domestic freight, which are offsetting and have no impact on sales margin. Revenues also exclude venture partner cost reimbursements.

(9)
Cash production cost per long/metric ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization; as well as idle costs, period costs, costs of services and inventory effects per long/metric ton. Non-production cash cost per long/metric ton is defined as the sum of idle costs, period costs (including royalties), costs of services, and inventory effects per long/metric ton. Cash cost per long/metric ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per long/metric ton.

(10)	We began selling a portion of our product on a CFR basis in 2014. Excludes revenues and expenses related to domestic freight, which are offsetting and have no impact on sales margin.

RISK FACTORS
An investment in our common shares involves risk. Prior to making a decision about investing in our common shares, you should carefully consider the following risk factors, as well as the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2015 that is incorporated by reference, all of which could affect our business, financial condition and results of operations. You should carefully consider each of the following risks and all of the other information contained or incorporated by reference in this prospectus. Some of these risks relate principally to our business and the industry in which we operate or to the securities markets generally and ownership of our common shares. If any of the following risks actually occur, our business, financial condition or results of operations could be negatively affected. Additional risks and uncertainties that are not yet identified may also materially harm our business, financial condition and results of operations.
Risks Related to Economic and Market Risks
The volatility of commodity prices, namely iron ore and steel, affects our ability to generate revenue, maintain stable cash flow and to fund our operations, including growth and expansion projects.
As a mining company, our profitability is dependent upon the price of the commodities that we sell to our customers and the price of the products our customers sell, namely iron ore and steel prices. The price of iron ore has fluctuated historically and is affected by factors beyond our control, including: steel inventories; international demand for raw materials used in steel production; rates of global economic growth, especially construction and infrastructure activity that requires significant amounts of steel; recession or reduced economic activity in the United States, China, India, Europe and other industrialized or developing countries; uncertainties or weaknesses in global economic conditions such as the sovereign debt crisis in Europe and the U.S. debt ceiling; changes in production capacity of other iron ore suppliers, especially as additional supplies come online or where there is a significant increase in imports of steel into the United States or Europe; weather-related disruptions or natural disasters that may impact the global supply of iron ore; and the proximity, capacity and cost of infrastructure and transportation.
Our earnings, therefore, may fluctuate with the prices of the commodities we sell. To the extent that the prices of iron ore and steel, including the average hot band steel price, subject to a pricing floor, significantly decline for an extended period of time, we may have to revise our operating plans, including curtailing production, reducing operating costs and capital expenditures and discontinuing certain exploration and development programs. We also may have to take impairments on our assets, inventory and/or goodwill. Sustained lower prices also could cause us to further reduce existing reserves if certain reserves no longer can be economically mined or processed at prevailing prices. We may be unable to decrease our costs in an amount sufficient to offset reductions in revenues and may incur losses. These events could have a material adverse effect on us.
Continued weaknesses in global economic conditions, reduced economic growth in China and oversupply of iron ore and excess steel or imported products could affect adversely our business.
The world price of iron ore is influenced strongly by global economic conditions, including international demand and supply for iron ore products. In particular, the current level of international demand for raw materials used in steel production is driven largely by industrial growth in China. Continued weaknesses in global economic conditions, including the slowing economic growth rate in China, has resulted, and could in the future result, in decreased demand for our products and, together with oversupply of imported products, has and may continue to lead to decreased prices, resulting in lower revenue levels and decreasing margins, which have in the past and may in the future affect adversely our business and negatively impact our financial results. For example, U.S. Iron Ore’s realized revenue decreased 10% and 23% for the three months ended March 31, 2016 and for the year ended December 31, 2015, respectively, compared to a 23% and 43% decline in the Platts 62% Fe fines spot price over the same periods in the prior year. We are not able to predict whether the global economic conditions will continue or worsen and the impact it may have on our operations and the industry in general going forward.
In addition, due to lower demand for our products and the decline in the prices for our products, we have incurred, and continue to incur, operating losses. We also have significant capital requirements, including interest payments to service our debt. If we incur significant losses in future periods, we may be unable to continue as a going concern. If we are unable to continue as a going concern, we may consider, among other options, restructuring our debt; however, there can be no assurance that these options will be undertaken and, if so undertaken, whether these efforts will succeed.
Capacity expansions within the mining industry could lead to lower global iron ore prices, impacting our profitability.
Expected global growth of iron ore demand over the past few years, particularly from China, resulted in iron ore suppliers expanding their production capacity. The supply of iron ore has increased due to these expansions. In the current iron ore market, the increases in our competitors’ capacity along with reduced demand has resulted in excess supply of these commodities, resulting in downward pressure on prices. Absent a rationalization of supply capacity, this decrease in pricing has had, and will continue to have, an adverse impact on our sales, margins and profitability.
If steelmakers use methods other than blast furnace production to produce steel or use other inputs, or if their blast furnaces shut down or otherwise reduce production, the demand for our current iron ore products may decrease.
Demand for our iron ore products is determined by the operating rates for the blast furnaces of steel companies. However, not all finished steel is produced by blast furnaces; finished steel also may be produced by other methods that use scrap steel, pig iron, hot briquetted iron and direct reduced iron. North American steel producers also can produce steel using imported iron ore or semi-finished steel products, which eliminates the need for domestic iron ore. Future environmental restrictions on the use of blast furnaces also may reduce our customers’ use of their blast furnaces. Maintenance of blast furnaces may require substantial capital expenditures. Our customers may choose not to maintain, or may not have the resources necessary to maintain, their blast furnaces. If our customers use methods to produce steel that do not use iron ore pellets, demand for our current iron ore products will decrease, which would affect adversely our sales, margins and profitability.
Due to economic conditions and volatility in commodity prices, or otherwise, our customers could approach us about modification of their supply agreements or fail to perform under such agreements. Modifications to our sales agreements or our customers’ failures to perform under such agreements, including modifications or failures to perform due to such volatility, could impact adversely our sales, margins, profitability and cash flows.
Although we have contractual commitments for a majority of the sales in our U.S. Iron Ore business for 2016, the uncertainty in global economic conditions may impact adversely the ability of our customers to meet their obligations. As a result of such market volatility, our customers could approach us about modifying their supply agreements or fail to perform under such agreements. Considering our limited base of current and potential customers, any modifications to our sales agreements or customers’ failures to perform under such agreements could impact adversely our sales, margins, profitability and cash flows. For example, effective October 5, 2015, we terminated our long-term supply agreement with Essar as a result of Essar’s multiple and material breaches under the Essar Agreement. On November 9, 2015, Essar filed in Canada for protection under CCAA and in Delaware for Chapter 15 bankruptcy protection. As a result of the stay related to Essar’s bankruptcy proceedings, the litigation in U.S. District Court for the Northern District of Ohio, or Ohio Court, was dismissed without prejudice stating that either party could reinstate the case upon application, if necessary, when the bankruptcy proceedings concluded. Essar moved the CCAA Court to determine that the termination of the Essar Agreement was invalid and to reinstate the Essar Agreement. Cliffs and the other plaintiffs objected based upon inappropriate jurisdiction and other grounds. On January 25, 2016, the CCAA Court determined that it had proper jurisdiction and instructed the parties to determine an appropriate procedure to try the facts in front of the CCAA Court. On February 8, 2016, Cliffs and the other plaintiffs filed an appeal of the CCAA Court’s decision regarding proper jurisdiction. The CCAA Court retained jurisdiction of the contract dispute and ordered the parties to mediation in April. On April 25, 2016, Cliffs and the other plaintiffs settled their contract dispute with Essar. The settlement, which resolves all claims between the parties, was approved by the Delaware Court and CCAA Court in early June, 2016. Pursuant to the settlement, Cliffs and the other plaintiffs will resume supplying iron ore pellets to Essar beginning in the second half of 2016, although we can provide no assurances as to the amount of iron ore pellets that we will sell to Essar or that such sales will not be interrupted by Essar’s bankruptcy. Other potential actions by our customers could result in additional contractual disputes and could ultimately require arbitration or litigation, either of which could be time consuming and costly. Any such disputes and/or failure to renew existing contracts on favorable terms could impact adversely our sales, margins, profitability and cash flows.
Regulatory Risks
We are subject to extensive governmental regulation, which imposes, and will continue to impose, potential significant costs and liabilities on us. Future laws and regulation or the manner in which they are interpreted and enforced could increase these costs and liabilities or limit our ability to produce iron ore products.
New laws or regulations, or changes in existing laws or regulations, or the manner of their interpretation or enforcement, could increase our cost of doing business and restrict our ability to operate our business or execute our strategies. This includes, among other things, the possible taxation under U.S. law of certain income from foreign operations, compliance costs and enforcement under the Dodd-Frank Wall Street Reform and Consumer Protection Act, and costs associated with complying with the Patient Protection and Affordable Care Act and the Healthcare and Education Reconciliation Act of 2010 and the regulations promulgated thereunder. In addition, we are subject to various federal, provincial, state and local laws and regulations in each jurisdiction in which we have operations for human health and safety, air quality, water pollution, plant, wetlands, natural resources and wildlife protection, reclamation and restoration of mining properties, the discharge of materials into the environment, the effects that mining has on groundwater quality, conductivity and availability, and related matters. Numerous governmental permits and approvals are required for our operations. We cannot be certain that we have been or will be at all times in complete compliance with such laws, regulations, permits and approvals. If we violate or fail to comply with these laws, regulations, permits or approvals, we could be fined or otherwise sanctioned by regulators. Compliance with the complex and extensive laws and regulations to which we are subject imposes substantial costs, which we expect will continue to increase over time because of increased regulatory oversight, adoption of increasingly stringent environmental standards, and increased demand for remediation services leading to shortages of equipment, supplies and labor, as well as other factors.
Specifically, there are several notable proposed or recently enacted rulemakings or activities to which we would be subject or that would further regulate and/or tax our customers, namely the North American integrated steel producer customers that may also require us or our customers to reduce or otherwise change operations significantly or incur significant additional costs, depending on their ultimate outcome. These emerging or recently enacted rules and regulations include: numerous air regulations, such as climate change and greenhouse gas regulation, regional haze regulation, National Ambient Air Quality Standards including but not limited to those for nitrogen dioxide and sulphur dioxide, the Cross State Air Pollution Rule; Minnesota’s Mercury Air Emissions Reporting and Reduction Rule, Mercury Total Maximum Daily Load requirements and Taconite Mercury Reduction Strategy, selenium discharge regulation; expansion of federal jurisdictional authority to regulate groundwater, and various other water quality regulations. Such new or more stringent legislation, regulations, interpretations or orders, when enacted, could have a material adverse effect on our business, results of operations, financial condition or profitability.
Although the numerous regulations, operating permits and our management systems mitigate potential impacts to the environment, our operations may impact inadvertently the environment or cause exposure to hazardous substances, which could result in material liabilities to us.
Our operations currently use and have used in the past, hazardous materials, and, from time to time, we have generated solid and hazardous waste. We have been, and may in the future be, subject to claims under federal, provincial, state and local laws and regulations for toxic torts, natural resource damages and other damages as well as for the investigation and clean-up of soil, surface water, sediments, groundwater and other natural resources and reclamation of properties. Such claims for damages and reclamation may arise out of current or former conditions at sites that we own, lease or operate currently, as well as sites that we or our acquired companies have owned, leased or operated, and at contaminated sites that have been owned, leased or operated by our joint-venture partners. Our liability for such claims may be strict, joint and several, so that we may be held responsible for more than our share of the contamination or other damages, or even for the entire share or regardless of fault. We are subject to a variety of potential liability exposures arising, or otherwise involved in investigation and remediation activities, at certain sites. In addition to currently owned, leased or operated sites, these include sites where we formerly conducted iron ore and/or coal mining or processing or other operations, inactive sites that we currently own, predecessor sites, acquired sites, leased land sites and third-party waste disposal sites. We may be named as a responsible party at other sites in the future and we cannot be certain that the costs associated with these additional sites will not be material.
We also could be subject to litigation for alleged bodily injuries arising from claimed exposure to hazardous substances allegedly used, released, or disposed of by us. In particular, we and certain of our subsidiaries were involved in various claims relating to the exposure of asbestos and silica to seamen who sailed until the mid-1980s on the Great Lakes vessels formerly owned and operated by certain of our subsidiaries. While several hundred of these claims against us had been combined in a multidistrict litigation docket and have since been dismissed and/or settled for non-material amounts, there remains a possibility that similar types of claims could be filed in the future.
Environmental impacts as a result of our operations, including exposures to hazardous substances or wastes associated with our operations, could result in costs and liabilities that could materially and adversely affect our margins, cash flow or profitability.
We may be unable to obtain and renew permits necessary for our operations or be required to provide additional financial assurance, which could reduce our production, cash flows, profitability and available liquidity. We also could face significant permit and approval requirements that could delay our commencement or continuation of existing or new production operations which, in turn, could affect materially our cash flows, profitability and available liquidity.
Prior to commencement of mining, we must submit to and obtain approval from the appropriate regulatory authority of plans showing where and how mining and reclamation operations are to occur. These plans must include information such as the location of mining areas, stockpiles, surface waters, haul roads, tailings basins and drainage from mining operations. All requirements imposed by any such authority, may be costly and time-consuming and may delay commencement or continuation of exploration or production operations.
Mining companies must obtain numerous permits that impose strict conditions on various environmental and safety matters in connection with iron ore mining. These include permits issued by various federal, state and provincial agencies and regulatory bodies. The permitting rules are complex and may change over time, making our ability to comply with the applicable requirements more difficult or impractical and costly, possibly precluding the continuance of ongoing operations or the development of future mining operations. Interpretations of rules may also change over time and may lead to requirements, such as additional financial assurance, making it more costly to comply. The public, including special interest groups and individuals, have certain rights under various statutes to comment upon, submit objections to, and otherwise engage in the permitting process, including bringing citizens’ lawsuits to challenge such permits or mining activities. Accordingly, required permits may not be issued or renewed in a timely fashion (or at all), or permits issued or renewed may be conditioned in a manner that may restrict our ability to efficiently conduct our mining activities, including the requirement for additional financial assurances that we may not be able to provide on commercially reasonable terms or at all and which would further limit our borrowing base under our asset-based credit facility, or ABL Facility. Such inefficiencies could reduce our production, cash flows, profitability and available liquidity.
Financial Risks
A substantial majority of our sales are made under term supply agreements to a limited number of customers that contain price-adjustment clauses that could affect adversely the stability and profitability of our operations.
A majority of our U.S. Iron Ore sales and our Asia Pacific Iron Ore sales are made under term supply agreements to a limited number of customers. For the year ended December 31, 2015, more than 72% of our revenue was derived from the North American integrated steel industry. For the year ended December 31, 2015, three customers together accounted for more than 93% of our U.S. Iron Ore product sales revenues (representing 70% of our consolidated revenues). Our Asia Pacific Iron Ore contracts with customers in China and Japan currently expire in March 2017, and our one Korean customer contract expires in December 2016. As of December 31, 2015, our U.S. Iron Ore contracts had an average remaining duration of approximately three years. Although our contracts with ArcelorMittal were scheduled to expire in December 2016 and January 2017, on May 28, 2016, we agreed to a new contract with ArcelorMittal through 2026. This extends our average remaining duration of our U.S. Iron Ore contracts to approximately eight years.
Although we have contractual commitments for a majority of sales in our U.S. Iron Ore business for 2016, the uncertainty in global economic conditions may adversely impact the ability of our customers to meet their obligations. For example, of the potential customers in the North American integrated steel industry, two are in reorganization, and certain others have experienced financial difficulties. We cannot be certain that we will be able to renew or replace existing term supply agreements at approximately the same volume levels, prices or with similar profit margins when they expire. A loss of sales to our existing customers could have a substantial negative impact on our sales, margins, cash flows and profitability.
Our existing and future indebtedness may limit cash flow available to invest in the ongoing needs of our business, which could prevent us from fulfilling our obligations under our senior notes.
As of March 31, 2016, we had an aggregate principal amount of $2,594.3 million of long-term debt, $1,188.6 million of which was secured (excluding outstanding letters of credit, $23.6 million of equipment loans, and $73.2 million of capital leases), and $59.9 million of cash on our balance sheet. As of March 31, 2016, no loans were drawn under the ABL Facility and we had total availability of $368.9 million as a result of borrowing base limitations. As of March 31, 2016, the principal amount of letters of credit obligations and other commitments totaled $110.3 million, thereby further reducing available borrowing capacity on our ABL Facility to $258.6 million. Subsequent to March 31, 2016, we borrowed $105.0 million under our ABL Facility for general corporate purposes, the full amount of which was repaid by June 2, 2016.
Our substantial level of indebtedness has required us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes. Moreover, our level of indebtedness could have further consequences, including, increasing our vulnerability to adverse economic or industry conditions, limiting our ability to obtain additional financing in the future to enable us to react to changes in our business, or placing us at a competitive disadvantage compared to businesses in our industry that have less indebtedness.
Our substantial level of indebtedness could limit our ability to obtain additional financing on acceptable terms or at all for working capital, capital expenditures and general corporate purposes. Our liquidity needs could vary significantly and may be affected by general economic conditions, industry trends, performance and many other factors not within our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required to refinance all or a portion of our existing debt. However, we may not be able to obtain any such new or additional debt on favorable terms or at all.
Any failure to comply with covenants in the instruments governing our debt could result in an event of default which, if not cured or waived, would have a material adverse effect on us.
We may not be able to generate sufficient cash to service all of our debt, and may be forced to take other actions to satisfy our obligations under our debt, which may not be successful.
Our ability to make scheduled payments on or to refinance our debt obligations, including our senior notes, and to fund planned capital expenditures and expansion efforts and any strategic alliances or acquisitions we may make in the future depends on our ability to generate cash in the future and our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our debt, including our senior notes.
If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our debt, including our senior notes. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. These measures may not be successful and may not permit us to meet our scheduled debt service obligations. If our operating results and available cash are insufficient to meet our debt service obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then due. Further, we may need to refinance all or a portion of our debt on or before maturity, and we may not be able to refinance any of our debt on commercially reasonable terms or at all. Additionally, additional or new financial assurances may be demanded by our vendors or regulatory agencies that we may not be able to provide on commercially reasonable terms or at all.
Changes in credit ratings issued by nationally recognized statistical rating organizations could affect adversely our cost of financing and the market price of our securities.
Credit rating agencies could further downgrade our ratings either due to factors specific to our business, a prolonged cyclical downturn in the mining industry, or macroeconomic trends (such as global or regional recessions) and trends in credit and capital markets more generally. The interest rate payable on our 2018 Senior Notes is subject to adjustment in the event of a change in the credit ratings and is currently at the maximum interest rate of 5.95% per annum. Any further decline in our credit ratings would likely result in an increase to our cost of financing, limit our access to the capital markets, significantly harm our financial condition and results of operations, hinder our ability to refinance existing indebtedness on acceptable terms and have an adverse effect on the market price of our securities.
We rely on our joint venture partners in our mines to meet their payment obligations and we are subject to risks involving the acts or omissions of our joint venture partners when we are not the manager of the joint venture.
We co-own and manage three of our five U.S. Iron Ore mines with various joint venture partners that are integrated steel producers or their subsidiaries, including ArcelorMittal and U.S. Steel. We rely on our joint venture partners to make their required capital contributions and to pay for their share of the iron ore that each joint venture produces. Our U.S. Iron Ore joint venture partners are often also our customers. If one or more of our joint venture partners fail to perform their obligations, the remaining joint venture partners, including ourselves, may be required to assume additional material obligations, including significant capital contribution, pension and postretirement health and life insurance benefit obligations. The premature closure of a mine due to the failure of a joint venture partner to perform its obligations could result in significant fixed mine-closure costs, including severance, employment legacy costs and other employment costs; reclamation and other environmental costs; and the costs of terminating long-term obligations, including energy and transportation contracts and equipment leases. For example, with respect to one of our two Eastern Canadian Iron Ore mines, the Bloom Lake mine, Cliffs Québec Iron Mining ULC’s, or CQIM, joint venture partner did not fully participate in calls for capital contributions, resulting in additional financial burden for CQIM. This additional burden was one of multiple factors in CQIM’s decision to file for a stay under CCAA.
We cannot control the actions of our joint venture partners, especially when we have a minority interest in a joint venture. Further, in spite of performing customary due diligence prior to entering into a joint venture, we cannot guarantee full disclosure of prior acts or omissions of the sellers or those with whom we enter into joint ventures. Such risks could have a material adverse effect on the business, results of operations or financial condition of our joint venture interests.
We may not be able to recover the carrying value when divesting assets or businesses.
When we divest assets or businesses, we may not be able to recover the carrying value of these assets, which potentially could have a material adverse impact on our results of operations, shareholders’ equity and capital structure. Also, if we were to sell a percentage of a business, there are inherent risks of a joint venture relationship as noted in the risk factor above.

Our ability to collect payments from our customers depends on their creditworthiness.
Our ability to receive payment for products sold and delivered to our customers depends on the creditworthiness of our customers. With respect to our Asia Pacific business unit, payment typically is received as the products are shipped and much of the product is secured by bank letters of credit. By contrast, in our U.S. Iron Ore business unit, generally, we deliver iron ore products to our customers’ facilities in advance of payment for those products. Under this practice for our U.S. customers, title and risk of loss with respect to U.S. Iron Ore products does not pass to the customer until payment for the pellets is received; however, there is typically a period of time in which pellets, for which we have reserved title, are within our customers’ control. Where we have identified credit risk with certain customers, we have put in place alternate payment terms from time to time.
Consolidations in some of the industries in which our customers operate have created larger customers. These factors have caused some customers to be less profitable and increased our exposure to credit risk. Customers in other countries may be subject to other pressures and uncertainties that may affect their ability to pay, including trade barriers, exchange controls, and local, economic and political conditions. Downturns in the economy and disruptions in the global financial markets in recent years have affected the creditworthiness of our customers from time to time. Some of our customers are highly leveraged. If economic conditions worsen or prolonged global, national or regional economic recession conditions return, it is likely to impact significantly the creditworthiness of our customers and could, in turn, increase the risk we bear on payment default for the credit we provide to our customers and could limit our ability to collect receivables. Failure to receive payment from our customers for products that we have delivered could affect adversely our results of operations, financial condition and liquidity.
Our operating expenses could increase significantly if the price of electrical power, fuel or other energy sources increases.
Our mining operations require significant use of energy. Operating expenses at all of our mining locations are sensitive to changes in electricity prices and fuel prices, including diesel fuel and natural gas prices. These items make up approximately 25 to 30 percent in the aggregate of our operating costs in our U.S. Iron Ore locations, for example. Prices for electricity, natural gas and fuel oils can fluctuate widely with availability and demand levels from other users. During periods of peak usage, supplies of energy may be curtailed and we may not be able to purchase them at historical rates. A disruption in the transmission of energy, inadequate energy transmission infrastructure, or the termination of any of our energy supply contracts could interrupt our energy supply and affect adversely our operations. While we have some long-term contracts with electrical suppliers, we are exposed to fluctuations in energy costs that can affect our production costs. As an example, our mines in Minnesota are subject to changes in Minnesota Power’s rates, such as rate changes that are reviewed and approved by the state public utilities commission in response to an application filed by Minnesota Power. We also enter into market-based pricing supply contracts for natural gas and diesel fuel for use in our operations. Those contracts expose us to price increases in energy costs, which could cause our profitability to decrease significantly. We are estimating that power rates for our electricity-intensive operations could increase above 2015 levels by up to 9.75% by 2020, representing an increase of approximately $6 per megawatt hour by 2020 for our U.S. operations.
In addition, U.S. public utilities are expected to pass through additional capital and operating cost increases to their customers related to new or pending U.S. environmental regulations that are expected to require significant capital investment and use of cleaner fuels in the future and which may impact U.S. coal-fired generation capacity. These environmental regulations could force the future closure of the Presque Isle Power Plant in the Upper Peninsula of Michigan, which supplies electricity to our mines in Michigan.
The availability of capital may be limited.
We may need to access the capital markets to finance ongoing operations, any development of existing mining properties and our other cash requirements. Our substantial indebtedness could make it more difficult for us to borrow money in the future and may reduce the amount of money available to finance our operations and other business activities and may have other detrimental consequences, including the following: requiring us to dedicate a substantial portion of our cash flow from operations to the payment of principal, premium, if any, and interest on our debt, which will reduce funds available for other purposes; exposing us to the risk of increased interest costs if the underlying interest rates rise on our ABL Facility or other variable rate debt; making it more difficult to obtain surety bonds, letters of credit or other financing, particularly during periods in which credit markets are weak; causing a decline in our credit ratings; limiting our ability to compete with companies that are not as leveraged and that may be better positioned to withstand economic downturns; and limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we compete and general economic and market conditions. If we further increase our indebtedness, the related risks that we now face, including those described above, could intensify. We cannot predict the general availability or accessibility of capital to finance projects in the future.
We are subject to a variety of financial market risks.
Financial market risks include those caused by changes in the value of investments, changes in commodity prices, interest rates and foreign currency exchange rates. We have established policies and procedures to manage such risks; however, certain risks are beyond our control and our efforts to mitigate such risks may not be effective. These factors could have a material adverse effect on our results of operations.
We are subject to bankruptcy risks relating to our Canadian operations.
As previously disclosed, the Bloom Lake Group commenced the CCAA process in January 2015 to address the Bloom Lake Group’s immediate liquidity issues and to preserve and protect its assets for the benefit of all stakeholders while restructuring and/or sale options are explored. In May 2015, the Wabush Group commenced restructuring proceedings and, as a result, the CCAA protection granted to the Bloom Lake Group has been extended to include the Wabush Group. Certain obligations of the Bloom Lake Group, including equipment loans, are guaranteed by Cliffs. Financial instruments are posted by Cliffs to support certain reclamation obligations of the Wabush Group. It is possible that (a) as part of the CCAA process (i) claims may be asserted by or on behalf of the Bloom Lake Group or the Wabush Group against non-debtor affiliates of the Bloom Lake Group and the Wabush Group and/or (ii) claims of non-debtor affiliates against the Bloom Lake Group or the Wabush Group may be challenged and (b) creditors of the Bloom Lake Group or the Wabush Group may assert claims against non-debtor affiliates of the Bloom Lake Group or the Wabush Group under the guarantees discussed above. While we anticipate the restructuring and/or sale of the Bloom Lake Group and the Wabush Group assets may mitigate these risks, to the extent that any claims are successful or the Bloom Lake Group’s obligations guaranteed by Cliffs are not satisfied in full by any such restructuring or sale, Cliffs could be held liable for certain obligations.
A court or regulatory body could find that we are responsible, in whole or in part, for liabilities we transferred to other entities.
As part of our strategy to focus on our U.S. iron ore operations we have sold or otherwise disposed of several non-core assets, such as our North American coal assets. Some of the transactions under which we sold or otherwise disposed of our non-core assets included provisions transferring certain liabilities to the purchasers or acquirers of those non-core assets. While we believe that all such transfers were completed properly and are legally binding, we may be at risk that some court or regulatory body could disagree and determine that we remain responsible for liabilities we intended to and did transfer.
Risks related to our Operations
Mine closures entail substantial costs. If we close one or more of our mines, our results of operations and financial condition would likely be affected adversely.
If we close any of our mines, our revenues would be reduced unless we were able to increase production at our other mines, which may not be possible. The closure of a mining operation involves significant fixed closure costs, including accelerated employment legacy costs, severance-related obligations, reclamation and other environmental costs, and the costs of terminating long-term obligations, including customer, energy and transportation contracts and equipment leases. We base our assumptions regarding the life of our mines on detailed studies we perform from time to time, but those studies and assumptions are subject to uncertainties and estimates that may not be accurate. We recognize the costs of reclaiming open pits, stockpiles, tailings ponds, roads and other mining support areas based on the estimated mining life of our property. If we were to significantly reduce the estimated life of any of our mines, the mine-closure costs would be applied to a shorter period of production, which would increase costs per ton produced and could significantly and adversely affect our results of operations and financial condition.
A North American mine permanent closure could accelerate and significantly increase employment legacy costs, including our expense and funding costs for pension and other postretirement benefit obligations. A number of employees would be eligible for immediate retirement under special eligibility rules that apply upon a mine closure. All employees eligible for immediate retirement under the pension plans at the time of the permanent mine closure also could be eligible for postretirement health and life insurance benefits, thereby accelerating our obligation to provide these benefits. Certain mine closures would precipitate a pension closure liability significantly greater than an ongoing operation liability. Finally, a permanent mine closure could trigger severance-related obligations, which can equal up to sixteen weeks of pay per employee in some jurisdictions, depending on length of service. As a result, the closure of one or more of our mines could adversely affect our financial condition and results of operations.
Our sales and competitive position depend on the ability to transport our products to our customers at competitive rates and in a timely manner.
In our U.S. Iron Ore operations, disruption of the lake and rail transportation services because of weather-related problems, including ice and winter weather conditions on the Great Lakes or St. Lawrence Seaway, climate change, strikes, lock-outs, or other events and lack of alternative transportation sources, could impair our ability to supply iron ore to our customers at competitive rates or in a timely manner and, thus, could adversely affect our sales, margins and profitability. Further, reduced dredging and environmental changes, particularly at Great Lakes ports, could impact negatively our ability to move our iron ore products because lower water levels restrict the tonnage that vessels can haul, resulting in higher freight rates.
Our Asia Pacific Iron Ore operations also are dependent upon rail and port capacity. Disruptions in rail service or availability of dock capacity could similarly impair our ability to supply iron ore to our customers, thereby adversely affecting our sales and profitability. In addition, our Asia Pacific Iron Ore operations are also in direct competition with the major world seaborne exporters of iron ore and our customers face higher transportation costs than most other Australian producers to ship our products to the Asian markets because of the location of our major shipping port on the south coast of Australia. Further, increases in transportation costs, including volatile fuel rates, decreased availability of ocean vessels or changes in such costs relative to transportation costs incurred by our competitors could make our products less competitive, restrict our access to certain markets and have an adverse effect on our sales, margins and profitability.
Natural disasters, weather conditions, disruption of energy, unanticipated geological conditions, equipment failures, and other unexpected events may lead our customers, our suppliers or our facilities to curtail production or shut down operations.
Operating levels within the mining industry are subject to unexpected conditions and events that are beyond the industry’s control. Those events could cause industry members or their suppliers to curtail production or shut down a portion or all of their operations, which could reduce the demand for our iron ore products, and could affect adversely our sales, margins and profitability.
Interruptions in production capabilities inevitably will increase our production costs and reduce our profitability. We do not have meaningful excess capacity for current production needs, and we are not able to quickly increase production or re-start production at one mine to offset an interruption in production at another mine. Additionally, re-start production costs can be even higher if required to be taken during extremely cold weather conditions.
A portion of our production costs are fixed regardless of current operating levels. As noted, our operating levels are subject to conditions beyond our control that can delay deliveries or increase the cost of mining at particular mines for varying lengths of time. These include weather conditions (for example, extreme winter weather, tornadoes, floods, and the lack of availability of process water due to drought) and natural and man-made disasters, pit wall failures, unanticipated geological conditions, including variations in the amount of rock and soil overlying the deposits of iron ore, variations in rock and other natural materials and variations in geologic conditions and ore processing changes.
The manufacturing processes that take place in our mining operations, as well as in our processing facilities, depend on critical pieces of equipment. This equipment may, on occasion, be out of service because of unanticipated failures. In addition, many of our mines and processing facilities have been in operation for several decades, and the equipment is aged. In the future, we may experience additional material plant shutdowns or periods of reduced production because of equipment failures. Further, remediation of any interruption in production capability may require us to make large capital expenditures that could have a negative effect on our profitability and cash flows. Our business interruption insurance would not cover all of the lost revenues associated with equipment failures. Longer-term business disruptions could result in a loss of customers, which adversely could affect our future sales levels and, therefore, our profitability.
Regarding the impact of unexpected events happening to our suppliers, many of our mines are dependent on one source for electric power and for natural gas. A significant interruption in service from our energy suppliers due to terrorism or sabotage, weather conditions, natural disasters, or any other cause can result in substantial losses that may not be fully recoverable, either from our business interruption insurance or responsible third parties.
We are subject to risks involving operations and sales in multiple countries.
We supply raw materials to the global integrated steel industry with substantial assets located outside of the United States. We conduct operations in the United States and Australia. As such, we are subject to additional risks beyond those relating to our U.S. operations, such as fluctuations in currency exchange rates; potentially adverse tax consequences due to overlapping or differing tax structures; burdens to comply with multiple and potentially conflicting foreign laws and regulations, including export requirements, tariffs, economic sanctions and other barriers, environmental, health and safety requirements, and unexpected changes in any of these laws and regulations; the imposition of duties, tariffs, import and export controls and other trade barriers impacting the seaborne iron ore markets; difficulties in staffing and managing multi-national operations; political and economic instability and disruptions, including terrorist attacks; disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations, including the Foreign Corrupt Practices Act; and uncertainties in the enforcement of legal rights and remedies in multiple jurisdictions.
With the finalization of the Organization for Economic Development and Cooperation's, or OECD, Base Erosion and Profit Shifting, or BEPS, study, referred to as the Actions, many OECD countries have acknowledged their intent to implement the Actions and update their local tax regulations. The extent (if any) to which countries in which we operate adopt and implement the Actions could affect our effective tax rate and our future results from non-U.S. operations.
Compliance with the laws and regulations described above or with other applicable foreign, federal, state, provincial and local laws and regulations currently in effect or that may be adopted in the future could expose us to additional risks. If we are unable to manage successfully the risks associated with operating our global business, these risks could have a material adverse effect on our business, results of operations or financial condition.
Our profitability could be affected adversely by the failure of outside contractors to perform.
Asia Pacific Iron Ore uses contractors to handle many of the operational phases of their mining and processing operations and, therefore, we are subject to the performance of outside companies on key production areas. A failure of any of these contractors to perform in a significant way would result in additional costs for us, which also could affect adversely our production rates and results of operations.

We may not be able to complete divestitures of our non-core assets at acceptable prices or at all.
As an extension of our re-focused U.S. Iron Ore strategy, we are currently in the process of streamlining our portfolio of non-core assets. Asia Pacific Iron Ore has been identified as a non-core asset and will be considered for monetization. However, we may not be able to sell any non-core assets at sales prices acceptable to us or at all. Gains or losses on the sales of, or lost operating income from, non-core assets may affect our profitability. Moreover, we may incur asset impairment charges related to divestitures that reduce our profitability. Our divestiture activities may also present financial, managerial and operational risks. Those risks include diversion of management attention from existing businesses, difficulties separating personnel and financial and other systems, adverse effects on existing business relationships with suppliers and customers. Any of these factors could affect our financial condition and results of operations.
Our ability to use our net operating loss and credit carryforwards to offset future taxable income may be subject to certain limitations.
As of December 31, 2015, we had gross domestic (including state) and foreign net operating loss carryforwards, inclusive of discontinued operations, of $3.9 billion and $11.1 billion, respectively. The U.S. federal net operating losses will begin to expire in 2035, and the state net operating losses will begin to expire in 2019. The foreign net operating losses will begin to expire in 2022. Additionally, there is a net operating loss carryforward, inclusive of discontinued operations, of $1.6 billion for alternative minimum tax. As of December 31, 2015, we had $218.7 million of gross deferred tax assets related to U.S. alternative minimum tax credits that can be carried forward indefinitely. As of December 31, 2015, we had foreign tax credit carryforwards of $5.8 million. The foreign tax credit carryforwards will begin to expire in 2020. Our ability to utilize our net operating loss and credit carryforwards is dependent upon our ability to generate taxable income in future periods.
Our ability to utilize U.S. net operating loss and credit carryforwards may be limited if we experience an “ownership change” under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, which generally occurs if one or more shareholders or groups of shareholders who own at least 5% of our shares increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling period that begins on the later of three years prior to the testing date and the date of the last ownership change. Similar rules may apply under state tax laws. Although not free from doubt, this offering is not expected to, but future issuances or sales of our common shares (including certain transactions involving our common shares that are outside of our control) could, cause an “ownership change.” If an “ownership change” were to occur, Section 382 of the Code would impose an annual limit on the amount of pre-ownership change net operating loss carryforwards and other tax attributes we could use to reduce our taxable income, potentially increasing and accelerating our liability for income taxes, and also potentially causing tax attributes to expire unused. It is possible that such an ownership change could materially reduce our ability to use our net operating loss carryforwards or other tax attributes to offset taxable income, which could impact our profitability.
Risks Related to Development and Sustainability
The cost and time to implement a strategic capital project may prove to be greater than originally anticipated.
We undertake strategic capital projects in order to enhance, expand or upgrade our mines and production capabilities. Our ability to achieve the anticipated volumes of production, revenues or otherwise realize acceptable returns on strategic capital projects that we may undertake is subject to a number of risks, many of which are beyond our control, including a variety of market (such as a volatile pricing environment for iron ore), operational, permitting and labor-related factors. Further, the cost to implement any given strategic capital project ultimately may prove to be greater and may take more time than originally anticipated. Inability to achieve the anticipated results from the implementation of our strategic capital projects, or the incurring of unanticipated implementation costs, penalties or inability to meet contractual obligations could affect adversely our results of operations and future earnings and cash flow generation.

We continually must replace reserves depleted by production. Exploration activities may not result in additional discoveries.
Our ability to replenish our ore reserves is important to our long-term viability. Depleted ore reserves must be replaced by further delineation of existing ore bodies or by locating new deposits in order to maintain production levels over the long term. Resource exploration and development are highly speculative in nature. Exploration projects involve many risks, require substantial expenditures and may not result in the discovery of sufficient additional mineral deposits that can be mined profitably. Once a site with mineralization is discovered, it may take several years from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to establish recoverable proven and probable reserves and to construct mining and processing facilities. As a result, there is no assurance that current or future exploration programs will be successful and there is a risk that depletion of reserves will not be offset by discoveries or acquisitions. Given current market conditions, we have curtailed substantially any expenditure related to exploration at or near our mine sites.
We rely on estimates of our recoverable reserves, which is complex due to geological characteristics of the properties and the number of assumptions made.
We regularly evaluate our iron ore reserves based on revenues and costs and update them as required in accordance with SEC Industry Guide 7 and historically, the Canadian Institute of Mining, Metallurgy & Petroleum’s Definition Standards on Mineral Resources and Mineral Reserves. In addition, our Asia Pacific Iron Ore business segment has published reserves that follow the Joint Ore Reserve Code in Australia, with certain changes to our Western Australian reserve values to make them comply with SEC requirements. There are numerous uncertainties inherent in estimating quantities of reserves of our mines, including many factors beyond our control.
Estimates of reserves and future net cash flows necessarily depend upon a number of variable factors and assumptions, such as production capacity, effects of regulations by governmental agencies, future prices for iron ore, future industry conditions and operating costs, severance and excise taxes, development costs and costs of extraction and reclamation, all of which may vary considerably from actual results. Estimating the quantity and grade of reserves requires us to determine the size, shape and depth of our mineral bodies by analyzing geological data, such as samplings of drill holes. In addition to the geology assumptions of our mines, assumptions are also required to determine the economic feasibility of mining these reserves, including estimates of future commodity prices and demand, the mining methods we use, and the related costs incurred to develop and mine our reserves. For these reasons, estimates of the economically recoverable quantities of mineralized deposits attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of future net cash flows prepared by different engineers or by the same engineers at different times may vary substantially as the criteria change. Estimated ore reserves could be affected by future industry conditions, geological conditions and ongoing mine planning. Actual volume and grade of reserves recovered, production rates, revenues and expenditures with respect to our reserves will likely vary from estimates, and if such variances are material, our sales and profitability could be affected adversely.
Defects in title or loss of any leasehold interests in our properties could limit our ability to mine these properties or result in significant unanticipated costs.
A portion of our mining operations are conducted on properties we lease, license or as to which we have easements or other possessory interests, which we refer to as leased properties. Consistent with industry practice, title to most of these leased properties and mineral rights are not usually verified until we make a commitment to develop a property, which may not occur until after we have obtained necessary permits and completed exploration of the leased property. In some cases, title with respect to leased properties is not verified at all because we instead rely on title information or representations and warranties provided by lessors or grantors. We do not maintain title insurance on our owned or leased properties. A title defect or the loss of any lease, license or easement for any leased property could adversely affect our ability to mine the associated reserves. In addition, from time to time the rights of third parties for competing uses of adjacent, overlying, or underlying lands such as for, roads, easements and public facilities may affect our ability to operate as planned if our title is not superior or arrangements cannot be negotiated.

Any challenge to our title could delay the exploration and development of some reserves, deposits or surface rights, cause us to incur unanticipated costs and could ultimately result in the loss of some or all of our interest in those reserves or surface rights. In the event we lose reserves, deposits or surface rights, we may have to shut down or significantly alter the sequence of our mining operations, which may adversely affect our future production, revenues and cash flows. Additionally, if we lose any leasehold interests relating to any of our pellet plants or loadout facilities, we may need to find an alternative location to process our iron ore and load it for delivery to customers, which could result in significant unanticipated costs. Finally, we could incur significant liability if we inadvertently mine on property we do not own or lease.
In order to continue to foster growth in our business and maintain stability of our earnings, we must maintain our social license to operate with our stakeholders.
As a mining company, maintaining a strong reputation and consistent operational and safety history is vital in order to continue to foster growth and maintain stability in our earnings. As sustainability expectations increase and regulatory requirements continue to evolve, maintaining our social license to operate becomes increasingly important. We strive to incorporate social license expectations in our Enterprise Risk Management program. Our ability to maintain our reputation and strong operating history could be threatened, including by circumstances outside of our control. If we are not able to respond effectively to these and other challenges to our social license to operate, our reputation could be damaged significantly. Damage to our reputation could affect adversely our operations and ability to foster growth in our Company.
Estimates and timelines relating to new development and expansion projects are uncertain and we may incur higher costs and lower economic returns than estimated.
Mine development and expansion projects typically require a number of years and significant expenditures during the development or expansion phase before production is possible. Such projects could experience unexpected problems and delays during development, construction and mine start-up or expansion.
Our decision to develop a project typically is based on the results of feasibility studies, which estimate the anticipated economic returns of a project. The actual project profitability or economic feasibility may differ from such estimates as a result of any of the following factors, among others:

•	changes in tonnage, grades and metallurgical characteristics of ore to be mined and processed;
•estimated future prices of the relevant ore;

•	changes in customer demand;

•	higher construction and infrastructure costs;

•	the quality of the data on which engineering assumptions were made;

•	higher production costs;

•	adverse geotechnical conditions;

•	availability of adequate labor force;

•	availability and cost of water and power;

•	availability and cost of transportation;

•	fluctuations in inflation and currency exchange rates;

•	availability and terms of financing;

•	delays in obtaining environmental or other government permits or changes in laws and regulations including environmental laws and regulations;

•	weather or severe climate impacts; and

•	potential delays relating to social and community issues.
Our future development activities may not result in the expansion or replacement of current production with new production, or any such new production sites or facilities may be less profitable than currently anticipated, or may not be profitable at all, any of which could have a material adverse effect on our sales, margins and cash flows.
Risks Related to Human Capital
Our profitability could be affected adversely if we fail to maintain satisfactory labor relations.
Production in our mines is dependent upon the efforts of our employees. We are party to labor agreements with various labor unions that represent employees at our operations. Such labor agreements are negotiated periodically, and, therefore, we are subject to the risk that these agreements may not be able to be renewed on reasonably satisfactory terms. It is difficult to predict what issues may arise as part of the collective bargaining process, and whether negotiations concerning these issues will be successful. Due to union activities or other employee actions, we could experience labor disputes, work stoppages, or other disruptions in our production of iron ore that could affect us adversely. The United Steelworkers, or USW, represents all hourly employees at our U.S. Iron Ore operations owned and/or managed by Cliffs or its subsidiary companies except for Northshore. Our labor agreements with the USW at four of our U.S. Iron Ore operations expired on October 1, 2015, and have since been extended indefinitely. We continue to bargain with the USW in good faith with the expectation that we will be able to reach a mutually acceptable long-term extension of our agreements. At this time, we do not anticipate any type of labor disruption but since we are currently unable to estimate when our labor agreements will be finalized, there is an increased possibility of a disruption at our U.S. Iron Ore operations in 2016.
If we enter into a new labor agreement with any union that significantly increases our labor costs relative to our competitors or fail to come to an agreement upon expiry, our ability to compete may be materially and adversely affected.
We may encounter labor shortages for critical operational positions, which could affect adversely our ability to produce our products.
We are predicting a long-term shortage of skilled workers for the mining industry and competition for the available workers limits our ability to attract and retain employees. Additionally, at our U.S. mining locations, many of our mining operational employees are approaching retirement age. As these experienced employees retire, we may have difficulty replacing them at competitive wages.
Our expenditures for post-retirement benefit and pension obligations could be materially higher than we have predicted if our underlying assumptions differ from actual outcomes, there are mine closures, or our joint venture partners fail to perform their obligations that relate to employee pension plans.
We provide defined benefit pension plans and other postretirement benefits, or OPEB, to certain eligible union and non-union employees in the United States, including our share of expense and funding obligations with respect to unconsolidated ventures. Our pension expense and our required contributions to our pension plans are affected directly by the value of plan assets, the projected and actual rate of return on plan assets, and the actuarial assumptions we use to measure our defined benefit pension plan obligations, including the rate at which future obligations are discounted.

We cannot predict whether changing market or economic conditions, regulatory changes or other factors will increase our pension expenses or our funding obligations, diverting funds we would otherwise apply to other uses.
We have calculated our unfunded pension and OPEB obligations based on a number of assumptions. If our assumptions do not materialize as expected, cash expenditures and costs that we incur could be materially higher. Moreover, we cannot be certain that regulatory changes will not increase our obligations to provide these or additional benefits. These obligations also may increase substantially in the event of adverse medical cost trends or unexpected rates of early retirement, particularly for bargaining unit retirees.
We depend on our senior management team and other key employees, and the loss of these employees could adversely affect our business.
Our success depends in part on our ability to attract and motivate our senior management and key employees. Achieving this objective may be difficult due to a variety of factors, including fluctuations in the global economic and industry conditions, competitors’ hiring practices, cost reduction activities, and the effectiveness of our compensation programs. Competition for qualified personnel can be intense. We must continue to recruit, retain, and motivate our senior management and key personnel in order to maintain our business and support our projects. A loss of senior management and key personnel could prevent us from capitalizing on business opportunities, and our operating results could be adversely affected.
Risks Related to this Offering and Ownership of Our Common Shares
The price of our common shares may be volatile and you could lose all or part of your investment.
We have experienced volatility in the market price of our common shares. Volatility in the market price of our common shares may prevent you from being able to sell your shares at or above the price you paid for your shares. The market price of our common shares could fluctuate significantly for various reasons, which include:

•	our quarterly or annual earnings or those of other companies in our industry;

•	changes in laws or regulations, or new interpretations or applications of laws and regulations, that are applicable to our business;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	additions or departures of our senior management personnel;

•	sales of our common shares by our directors and executive officers;

•	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

•	actions by shareholders;

•
the level and quality of research analyst coverage for our common shares, changes in financial estimates or investment recommendations by securities analysts following our business or failure to meet such estimates;

•	the financial disclosure we may provide to the public, any changes in such disclosure or our failure to meet such disclosure;

•	various market factors or perceived market factors, including rumors, whether or not correct, involving us or our competitors;

•	acquisitions or strategic alliances by us or our competitors;

•	short sales, hedging and other derivative transactions in our common shares;

•	the operating and stock price performance of other companies that investors may deem comparable to us; and

•
other events or factors, including changes in general conditions in the United States and global economies or financial markets (including those resulting from acts of God, war, incidents of terrorism or responses to such events).

In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The price of our common shares could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce our share price.
In the past, following periods of market volatility in the price of a company’s securities, security holders have often instituted class action litigation. If the market value of our common shares experiences adverse fluctuations and we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management’s attention could be diverted from the operation of our business, causing our business to suffer.
Future sales of our common shares in the public market could lower our share price, and the exercise of stock options and any additional capital raised by us through the sale of our common shares may dilute your ownership in us.
Sales of substantial amounts of our common shares in the public market by our existing shareholders in this offering, upon the exercise of outstanding stock options or stock options granted in the future or by persons who acquire shares in this offering may adversely affect the market price of our common shares. Such sales could also create public perception of difficulties or problems with our business. These sales might also make it more difficult for us to sell securities in the future at a time and price that we deem appropriate.
With limited exceptions as described under the caption “Underwriting,” the lock-up agreements with the underwriters of this offering will prohibit certain shareholders from selling, contracting to sell or otherwise disposing of any of our common shares or securities that are convertible or exchangeable for our common shares or entering into any arrangement that transfers the economic consequences of ownership of our common shares for at least days from the date of the prospectus filed in connection with this offering, although the lead underwriters may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. The lead underwriters have advised us that they have no present intent or arrangement to release any shares subject to a lock-up and will consider the release of any lock-up on a case-by-case basis. Upon a request to release any shares subject to a lock-up, the lead underwriters would consider the particular circumstances surrounding the request including, but not limited to, the length of time before the lock-up expires, the number of shares requested to be released, reasons for the request, the possible impact on the market for our common shares and whether the holder of our shares requesting the release is an officer, director or other affiliate of ours. As a result of these lock-up agreements, notwithstanding earlier eligibility for sale under the provisions of Rule 144, none of these shares may be sold until at least days after the date of this prospectus.
As restrictions on resale expire or as shares are registered, our share price could drop significantly if the holders of these restricted or newly registered shares sell them or are perceived by the market as intending to sell them. These sales might also make it more difficult for us to sell securities in the future at a time and at a price that we deem appropriate.

U.S. federal income tax may be imposed on any gain recognized by a non-U.S. holder on a sale, exchange or other taxable disposition of our common shares if we are a “United States real property holding corporation.”
We believe we currently are likely a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes. Assuming we are a USRPHC, non-U.S. holders (as defined in “Material U.S. Federal Income Tax Consequences to Non-U.S. Holders” in this prospectus) generally will be taxed on gain recognized on the sale, exchange or other taxable disposition of our common shares and/or a 15% withholding tax will apply to the gross proceeds from the sale, exchange or other taxable disposition of our common shares if, absent an applicable income tax treaty exemption, (i) our common shares cease to be regularly traded on an established securities market, or (ii) such non-U.S. holder held more than 5% of our common shares at any time during the relevant period (as described in “Material U.S. Federal Income Tax Consequences to Non-U.S. Holders - Gain on Sale, Exchange or Other Taxable Disposition of Common Shares” in this prospectus).
If securities analysts or industry analysts downgrade our shares, publish negative research or reports, or do not publish reports about our business, our share price and trading volume could decline.
The trading market for our common shares is influenced by the research and reports that industry or securities analysts publish about us, our business and our industry. If one or more analysts adversely change their recommendation regarding our shares or our competitors’ stock, our share price would likely decline. If one or more analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.
Provisions in our corporate documents and Ohio law could have the effect of delaying, deferring or preventing a change in control of us, even if that change may be considered beneficial by some of our shareholders.
The existence of some provisions of our articles of incorporation and regulations and Ohio law could have the effect of delaying, deferring or preventing a change in control of us that a shareholder may consider favorable. These provisions include:

•	providing that our board of directors fixes the number of members of the board; and

•
authorizing the issuance of additional preferred shares, which could be issued by our board of directors to increase the number of outstanding securities of ours with voting rights and thwart a takeover attempt.

We believe these provisions protect our shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal, and are not intended to make our company immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some shareholders and could delay, defer or prevent an acquisition that our board of directors determines is not in the best interests of our company and our shareholders.
Rights of our future preferred shareholders may dilute the voting power or reduce the value of our common shares.
Our articles of incorporation authorize us to issue, without the approval of our shareholders, one or more classes or series of preferred shares having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over our common shares respecting dividends and voting rights, as our board of directors generally may determine. The terms of one or more classes or series of preferred shares could dilute the voting power or reduce the value of our common shares. For example, we could grant holders of preferred shares the right to veto specified transactions on the happening of specified events. Similarly, the repurchase or redemption rights or liquidation preferences we could assign to holders of preferred shares could affect the residual value of the common shares.

Our ability to raise capital in the future may be limited.
Our ability to raise capital in the future may be limited. Our business and operations may consume resources faster than we anticipate. In the future, we may need to raise additional funds through the issuance of new equity securities, debt or a combination of both. Additional financing may not be available on favorable terms, or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. If we issue new debt securities, the debt holders would have rights senior to common shareholders to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common shares. If we issue additional equity securities, existing shareholders will experience dilution, and the new equity securities could have rights senior to those of our common shares. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our shareholders bear the risk of our future securities offerings, diluting their interest and reducing the market price of our common shares.
Our board of directors and management have broad discretion over the use of our cash reserves and might not apply this cash in ways that increase the value of your investment.
We had $59.9 million of cash and cash equivalents as of March 31, 2016. We presently intend to use the net proceeds from this offering for general corporate purposes, including the repayment of debt and to fund working capital. To the extent that we use the net proceeds to repay certain debt, under the terms of our ABL Facility, we will be required to hold such net proceeds in a segregated controlled account. Our board of directors and management have broad discretion to use our cash reserves, and you will be relying on their judgment regarding the application of this cash. Our board of directors and management might not apply the cash in ways that increase the value of your investment. Until we use the cash, subject to the requirement of holding any net proceeds that we intend to use to repay certain debt in a segregated controlled account, we plan to invest it, and these investments may not yield a favorable rate of return. If we do not invest or apply the cash in ways that enhance shareholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

USE OF PROCEEDS
We estimate that we will receive net proceeds, after deducting underwriting discounts but before deducting other offering expenses, of approximately $           million from the sale of our common shares in this offering (or approximately $           million if the underwriters exercise their option to purchase additional shares in full).
We intend to use the net proceeds for general corporate purposes, including the repayment of debt, in particular our 2018 Senior Notes. Approximately $283.6 million aggregate principal amount of our 2018 Senior Notes were outstanding as of March 31, 2016. The interest rate payable on our 2018 Senior Notes is subject to adjustment in the event of a change in the credit ratings on the 2018 Senior Notes and is currently at the maximum interest rate of 5.95% per annum. Our 2018 Senior Notes mature on January 15, 2018.

PRICE RANGE OF COMMON STOCK
Our common shares are listed on the NYSE under the ticker symbol “CLF”. The following table sets forth, for the periods indicated, the high and low sales prices per common share as reported on the NYSE:

	2016		2015		2014
	High	Low	High	Low	High	Low
First Quarter	$3.75	$1.20	$9.39	$4.12	$26.63	$17.40
Second Quarter*	5.83	2.77	6.87	4.27	21.25	13.60
Third Quarter	—	—	4.53	2.28	18.41	10.19
Fourth Quarter	—	—	3.73	1.42	11.70	5.63
Year	—	—	9.39	1.42	26.63	5.63
_______________

*	For 2016, through June 15, 2016.
As of June 14, 2016, we had approximately 1,262 shareholders of record.
As of June 15, 2016, the last reported sale price of our common shares on the NYSE was $4.95.

CAPITALIZATION
The following table sets forth Cliffs’ cash and cash equivalents and capitalization as of March 31, 2016:

•	On an actual basis reflecting our consolidated cash and cash equivalents and capitalization; and

•
On an as adjusted basis reflecting our consolidated cash and cash equivalents and capitalization to give effect to the issuance of            common shares and the receipt of the net proceeds by us in this offering, after deducting underwriting discounts and estimated offering expenses that we must pay, and the application of the net proceeds from this offering as described under “Use of Proceeds.”

The information below is illustrative only and could be adjusted based on the actual public offering price and other terms of this offering determined at pricing. The information below assumes no exercise of the underwriters’ option to purchase additional common shares. The information in this table should be read in conjunction with “Use of Proceeds and” “Selected Consolidated Financial Data,” included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes incorporated by reference in this prospectus.

	As of March 31, 2016
	Actual	As Adjusted
	(unaudited) (in millions)
Cash and cash equivalents	$59.9
Long-term debt:
$700 Million 4.875% 2021 Senior Notes	$334.7
$1.3 Billion Senior Notes:
$500 Million 4.80% 2020 Senior Notes	260.7
$800 Million 6.25% 2040 Senior Notes	292.3
$400 Million 5.90% 2020 Senior Notes	224.3
$500 Million 3.95% 2018 Senior Notes	281.9
$540 Million 8.25% 2020 First Lien Notes	499.7
$218.5 Million 8.00% 2020 1.5 Lien Notes	297.3
$544.2 Million 7.75% 2020 Second Lien Notes	323.5
$550 Million ABL Facility	—
Fair value adjustment to interest rate hedge	2.2
Total debt	$2,516.6
Less: Current portion	(17.5)
Long-term debt	$2,499.1
Shareholders’ Deficit:
Common shares, par value $0.125 per share; 400,000,000 shares authorized; 187,822,349 shares issued and outstanding (actual); [ ] shares issued and outstanding (as adjusted)	$23.5
Preferred stock, no par value	—
Capital in excess of par value of shares	3,032.5
Retained deficit	(4,640.4)
Cost of common shares in treasury	(262.7)
Accumulated other comprehensive loss	(12.3)
Total shareholders’ deficit	$(1,859.4)
Noncontrolling interest	162.7
Total shareholders’ deficit	$(1,696.7)
Total capitalization	$802.4

DIVIDEND POLICY
For the foreseeable future, we intend to retain any earnings to finance the development of our business and do not anticipate paying any dividends on our common shares. Payment of dividends on our common shares will be made at the discretion of our board of directors and dependent upon then-existing conditions, including our operating results and financial condition, capital requirements, contractual restrictions, business prospects and other factors that our board of directors may deem relevant. There can be no assurance that we will pay a dividend in the future or continue to pay any dividend if we do commence the payment of dividends.

DESCRIPTION OF CAPITAL STOCK
Introduction
The following is a summary of the terms and provisions of our capital stock. The rights of our shareholders are governed by the Ohio Revised Code, our Third Amended Articles of Incorporation, which we refer to as our Articles of Incorporation, and our Regulations, which we refer to as our regulations. This summary is qualified by reference to our governing corporate instruments to which we have referred you and applicable provisions of Ohio law. To obtain a copy of our Articles of Incorporation and regulations, see “Where You Can Find More Information.”
Common Shares
We have authorized 400,000,000 common shares, par value $0.125 per share. The holders of our common shares are entitled to one vote for each share on all matters upon which shareholders have the right to vote and, upon proper notice, are entitled to cumulative voting rights in the election of directors. Our common shares do not have any preemptive rights, are not subject to redemption and do not have the benefit of any sinking fund. Holders of our common shares are entitled to receive such dividends as our directors from time to time may declare out of funds legally available therefore. Entitlement to dividends is subject to the preferences granted to other classes of securities we have or may have outstanding in the future. In the event of our liquidation, holders of our common shares are entitled to share in any of our assets remaining after satisfaction in full of our liabilities and satisfaction of such dividend and liquidation preferences as may be possessed by the holders of other classes of securities we have or may have outstanding in the future.
The transfer agent and registrar for our common shares is Wells Fargo Shareowner Services. Holders of our common shares can contact the transfer agent at 1110 CentrePoint Curve, Suite 101, Mendota Heights, MN 55120 or (651) 450-4064 (outside the United States, Canada and Puerto Rico).
Preferred Stock
We have authorized 3,000,000 shares of serial preferred stock, Class A, without par value, which we refer to as Class A Preferred Stock, and 4,000,000 shares of serial preferred stock, Class B, without par value, which we refer to as Class B Preferred Stock. Under our Articles of Incorporation, our board of directors can issue, without further shareholder action, up to 3,000,000 shares of Class A Preferred Stock and up to 4,000,000 shares of Class B Preferred Stock, which we refer to collectively as Preferred Stock, in each case, with such rights and restrictions as set forth as the express terms of the Class A Preferred Stock and the Class B Preferred Stock, respectively, in our Articles of Incorporation and with such additional provisions as our board of directors may determine, including dividend, redemption, sinking fund, liquidation and conversion (with respect to Class A Preferred Stock only) rights, and additional restrictions.
In some cases, the issuance of Preferred Stock could delay, defer or prevent a change in control and make it harder to remove present management, without further action by our shareholders. Under some circumstances, Preferred Stock could also decrease the amount of earnings and assets available for distribution to holders of our common shares if we liquidate or dissolve and could also restrict or limit dividend payments to holders of our common shares. In the event that we do not pay dividends or set apart funds therefor in the amount of six full quarterly dividends, whether or not consecutive and whether or not earned or declared, with respect to any outstanding series of Class A Preferred Stock, the holders of shares of all series of Class A Preferred Stock have the right to elect two directors to our board, in addition to the directors elected at the previous annual shareholders meeting. Such directors will serve annual terms, expiring at the earliest of the next succeeding annual meeting of shareholders or whenever the rights of the holders of the Class A Preferred Stock become unvested as a result of satisfaction of the dividend rights to which they are entitled. The holders of Class B Preferred Stock have the same, but distinct, special voting rights.

Class A Preferred Stock
Dividends
The holders of Class A Preferred Stock of each series, in preference to the holders of common shares and of any other class of shares ranking junior to the Class A Preferred Stock, shall be entitled to receive out of any funds legally available therefor and when and as declared by our board of directors, dividends in cash at the rate for such series fixed in accordance with the provisions of our Articles of Incorporation, payable on the dividend payment dates fixed for such series. Accumulations of dividends, if any, shall not bear interest.
Redemption
Subject to the express terms of each series of Class A Preferred Stock and to the provisions of our Articles of Incorporation, we (i) may, from time to time, redeem all or any part of the Class A Preferred Stock of any series at the time outstanding at the option of our board of directors at the applicable redemption price for such series fixed in accordance with the provisions of our Articles of Incorporation, and (ii) shall, from time to time, make such redemptions of the Class A Preferred Stock of any series as may be required to fulfill the requirements of any sinking fund provided for shares of such series at the applicable sinking fund redemption price, fixed in accordance with the provisions of our Articles of Incorporation, together in each case with (A) all then accrued and unpaid dividends upon such shares for all dividend payment dates on or prior to the redemption date and (B) if the redemption date is not a dividend payment date for such series, a proportionate dividend, based on the number of elapsed days, for the period from the day after the most recent such dividend payment date through the redemption date.
Liquidation
The holders of Class A Preferred Stock of any series, shall, in case of our voluntary or involuntary liquidation, our dissolution or the winding up of our affairs, be entitled to receive in full, out of our assets, including our capital, before any amount shall be paid or distributed among the holders of the common shares or any other shares ranking junior to the Class A Preferred Stock, the amounts fixed with respect to shares of such series in accordance with our Articles of Incorporation.
Voting
The holders of Class A Preferred Stock shall be entitled to one vote for each share of such stock upon all matters presented to the shareholders; and, except as otherwise provided in our Articles of Incorporation or required by law, the holders of Class A Preferred Stock and the holders of common shares shall vote together as one class on all matters presented to the shareholders. If we default in the payment of dividends on any series of Class A Preferred Stock outstanding, in an amount equal to six full quarterly dividends on any such series, whether or not consecutive and whether or not declared, the holders of Class A Preferred Stock will have the right to elect two directors to our board of directors. Such directors will remain until all accrued and unpaid dividends on all series of Class A Preferred Stock then outstanding have been paid or, in the case of non-cumulative dividends, until full dividends on all series of Class A Preferred Stock then outstanding have been paid for one year.
Except as provided in our Articles of Incorporation, the affirmative vote of the holders of at least 2/3 of the Class A Preferred Stock at the time outstanding shall vote separately as a class and shall be necessary to effect any one or more of the following:

•	any amendment, alteration or repeal of our Articles of Incorporation or the Regulations that adversely affects the preferences or voting or other rights of the holders of Class A Preferred Stock;

•	the authorization, creation or increase in the authorized amount of any shares of any class or any security convertible into any class, in either case, ranking prior to the Class A Preferred Stock; or

•
the purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Class A Preferred Stock then outstanding except in accordance with a stock purchase offer made to all holders of record of Class A Preferred Stock, unless all dividends on all Class A Preferred Stock then outstanding for all previous dividend periods shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

The affirmative vote of the holders of at least a majority of the shares of Class A Preferred Stock at the time outstanding shall vote separately as a class and shall be necessary to effect any one or more of the following:

•
our consolidation or merger with or into any other corporation to the extent any such consolidation or merger shall be required, pursuant to any applicable statute, to be approved by the holders of the shares of Class A Preferred Stock voting separately as a class; or

•	the authorization of any shares ranking on a parity with the Class A Preferred Stock or an increase in the authorized number of shares of Class A Preferred Stock.
Conversion
The Board may create one or more series of Class A Preferred Stock that may be convertible into common shares, upon the terms as our board of directors may fix, as provided by our Articles of Incorporation.
Class B Preferred Stock
Dividends
The holders of Class B Preferred Stock of each series, in preference to the holders of common shares and of any other class of shares ranking junior to the Class B Preferred Stock, shall be entitled to receive out of any funds legally available therefor and when and as declared by the board of directors dividends in cash at the rate for such series fixed in accordance with the provisions of our Articles of Incorporation, payable on the dividend payment dates fixed for such series. Accumulations of dividends, if any, shall not bear interest.
Redemption
Subject to the express terms of each series of Class B Preferred Stock and to the provisions of our Articles of Incorporation, we (i) may, from time to time, redeem all or any part of the Class B Preferred Stock of any series at the time outstanding at the option of the board of directors at the applicable redemption price for such series fixed in accordance with the provisions of our Articles of Incorporation, and (ii) shall, from time to time, make such redemptions of the Class B Preferred Stock of any series as may be required to fulfill the requirements of any sinking fund provided for shares of such series at the applicable sinking fund redemption price, fixed in accordance with the provisions of our Articles of Incorporation, together in each case with (A) all then accrued and unpaid dividends upon such shares for all dividend payment dates on or prior to the redemption date and (B) if the redemption date is not a dividend payment date for such series, a proportionate dividend, based on the number of elapsed days, for the period from the day after the most recent such dividend payment date through the redemption date.
Liquidation
The holders of Class B Preferred Stock of any series, shall, in case of our voluntary or involuntary liquidation, our dissolution or the winding up of our affairs, be entitled to receive in full out of our assets, including our capital, before any amount shall be paid or distributed among the holders of the common shares or any other shares ranking junior to the Class B Preferred Stock, the amounts fixed with respect to shares of such series in accordance with our Articles of Incorporation.

Voting
Except as provided in our Articles of Incorporation, or as required by law, the holders of Class B Preferred Stock shall not be entitled to vote. If we default in the payment of dividends on any series of Class B Preferred Stock outstanding, in an amount equal to six full quarterly dividends on any such series, whether or not consecutive and whether or not declared, the holders of Class B Preferred Stock will have the right to elect two directors to our board of directors. Such directors will remain until all accrued and unpaid dividends on all series of Class B Preferred Stock then outstanding have been paid or, in the case of non-cumulative dividends, until full dividends on all series of Class B Preferred Stock then outstanding have been paid for one year.
Except as provided in our Articles of Incorporation, the affirmative vote of the holders of at least 2/3 of the Class B Preferred Stock at the time outstanding shall vote separately as a class and shall be necessary to effect any one or more of the following:

•	any amendment, alteration or repeal of our Articles of Incorporation or the Regulations that adversely affects the preferences or voting or other rights of the holders of Class B Preferred Stock;

•	the authorization, creation or increase in the authorized amount of any shares of any class or any security convertible into any class, in either case, ranking prior to the Class B Preferred Stock; or

•
the purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Class B Preferred Stock then outstanding except in accordance with a stock purchase offer made to all holders of record of Class B Preferred Stock, unless all dividends on all Class B Preferred Stock then outstanding for all previous dividend periods shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

The affirmative vote of the holders of at least a majority of the shares of Class B Preferred Stock at the time outstanding shall vote separately as a class and shall be necessary to effect any one or more of the following:

•
our consolidation or merger with or into any other corporation to the extent any such consolidation or merger shall be required, pursuant to any applicable statute, to be approved by the holders of the shares of Class A Preferred Stock voting separately as a class; or

•	the authorization of any shares ranking on a parity with the Class B Preferred Stock or an increase in the authorized number of shares of Class B Preferred Stock.
Conversion
Class B Preferred Stock may not be convertible into common shares or into shares of any other class or series of ours.
Ohio Control Share Acquisition Statute
The Ohio Control Share Acquisition Statute requires the prior authorization of the shareholders of certain corporations in order for any person to acquire, either directly or indirectly, shares of that corporation that would entitle the acquiring person to exercise or direct the exercise of 20% or more of the voting power of that corporation in the election of directors or to exceed specified other percentages of voting power. In the event an acquiring person proposes to make such an acquisition, the person is required to deliver to the corporation a statement disclosing, among other things, the number of shares owned, directly or indirectly, by the person, the range of voting power that may result from the proposed acquisition and the identity of the acquiring person. Within 10 days after receipt of this statement, the corporation must call a special meeting of shareholders to vote on the proposed acquisition. The acquiring person may complete the proposed acquisition only if the acquisition is approved by the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote in the election of directors represented at the meeting excluding the voting power of all “interested shares.” Interested shares include any shares held by the acquiring person and those held by officers and directors of the corporation as well as by certain others, including many holders commonly characterized as arbitrageurs. The Ohio Control Share Acquisition Statute does not apply to a corporation if its articles of incorporation or code of regulations state that the statute does not apply to a corporation. Neither our Second Amended Articles of Incorporation nor our regulations contain a provision opting out of this statute.
Ohio Interested Shareholder Statute
Chapter 1704 of the Ohio Revised Code prohibits certain corporations from engaging in a “chapter 1704 transaction” with an “interested shareholder” for a period of three years after the date of the transaction in which the person became an interested shareholder, unless, among other things:

•	the articles of incorporation expressly provide that the corporation is not subject to the statute (we have not made this election); or

•	the board of directors of the corporation approves the chapter 1704 transaction or the acquisition of the shares before the date the shares were acquired.
After the three-year moratorium period, the corporation may not consummate a chapter 1704 transaction unless, among other things, it is approved by the affirmative vote of the holders of at least two-thirds of the voting power in the election of directors and the holders of a majority of the voting shares, excluding all shares beneficially owned by an interested shareholder or an affiliate or associate of an interested shareholder, or the shareholders receive certain minimum consideration for their shares. A chapter 1704 transaction includes certain mergers, sales of assets, consolidations, combinations and majority share acquisitions involving an interested shareholder. An interested shareholder is defined to include, with limited exceptions, any person who, together with affiliates and associates, is the beneficial owner of a sufficient number of shares of the corporation to entitle the person, directly or indirectly, alone or with others, to exercise or direct the exercise of 10% or more of the voting power in the election of directors after taking into account all of the person’s beneficially owned shares that are not then outstanding.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following is a general discussion of the U.S. federal income tax considerations related to the acquisition, ownership, and disposition of our common shares by a non-U.S. holder, as defined below, that acquires our common shares pursuant to this offering. This discussion is based on the current provisions of the Code, applicable Treasury Regulations promulgated thereunder, judicial opinions, and published rulings of the Internal Revenue Service, or the IRS, all as in effect on the date of this prospectus and all of which are subject to change or differing interpretations, possibly with retroactive effect, which may result in tax consequences different than those discussed below. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax considerations discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax considerations discussed below or that any position taken by the IRS would not be sustained.
This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor’s individual circumstances. In addition, this discussion does not address (i) U.S. federal non-income tax laws, such as the gift or estate tax laws, (ii) state, local or non-U.S. tax considerations, (iii) the special tax rules that may apply to certain investors, including, without limitation, banks, insurance companies, financial institutions, controlled foreign corporations, passive foreign investment companies, regulated investment companies, real estate investment trusts, broker-dealers, grantor trusts, personal holding companies, taxpayers who have elected mark-to-market accounting, tax-exempt entities, pension plans, entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities or an investor in such entities or arrangements, or U.S. expatriates or former long-term residents of the United States, (iv) the special tax rules that may apply to an investor that acquires, holds, or disposes of our common shares as part of a straddle, hedge, constructive sale, conversion or other integrated transaction, or (v) the effect, if any, of the alternative minimum tax or Medicare contribution tax imposed on net investment income. This discussion assumes that a non-U.S. holder will hold our common shares issued pursuant to this offering as a capital asset within the meaning of Section 1221 of the Code.
As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our common shares that is neither a “United States person” (within the meaning of the Code) nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).
The tax treatment of an entity or arrangement treated as a partnership for U.S. federal income tax purposes and each partner thereof will generally depend upon the status and activities of the partnership and such partner. An investor that is treated as a partnership for U.S. federal income tax purposes or a partner in such partnership should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to the partnership’s acquisition, ownership and disposition of our common shares.
EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSIDERATIONS RELATED TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL ESTATE AND GIFT TAX LAWS, AND ANY APPLICABLE TAX TREATY.

Distributions on Common Shares
As discussed under “Dividend Policy,” we do not anticipate paying dividends. If we pay cash or distribute property to non-U.S. holders of our common shares, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the non-U.S. holder’s adjusted tax basis in our common shares. Any remaining excess will be treated as gain from the sale or exchange of the common shares and will be treated as described under “—Gain on Sale, Exchange or Other Taxable Disposition of Common Shares” below.
Dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to withholding of U.S. federal income tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder that wishes to claim the benefit of a reduced withholding rate under an applicable income tax treaty generally will be required to submit a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate successor form) and certify under penalties of perjury that such non-U.S. holder is not a United States person and is eligible for the benefits of the applicable tax treaty. These forms may need to be periodically updated. If a non-U.S. holder holds our common shares through a financial institution or other intermediary, such non-U.S. holder generally will be required to provide the appropriate documentation to the financial institution or other intermediary.
Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), generally are exempt from U.S. federal withholding tax. In order to obtain this exemption, a non-U.S. holder must provide a properly completed IRS Form W-8ECI (or appropriate successor form) certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are subject to U.S. federal income tax on a net-income basis at the regular graduated U.S. federal income tax rates generally applicable to a United States person. Dividends received by a corporate non-U.S. holder that are effectively connected with such non-U.S. holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) may be subject to an additional branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).
Gain on Sale, Exchange or Other Taxable Disposition of Common Shares
Subject to the discussion below regarding backup withholding and Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act and Treasury Regulations promulgated thereunder, commonly referred to as “FATCA,” any gain recognized by a non-U.S. holder on a sale, exchange or other taxable disposition of our common shares generally will not be subject to U.S. federal income tax unless:

•
the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States),

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or

•
we are or have been at any time during the shorter of the five-year period ending on the date of disposition and the period that the non-U.S. holder held the common shares a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes, the non-U.S. holder is not eligible for an exemption under an applicable income tax treaty and either (i) our common shares cease to be regularly traded on an established securities market or (ii) such non-U.S. holder held more than 5% of our common shares at any time during the relevant period (as described below).

Gain that is described in the first bullet point above generally will be subject to U.S. federal income tax at the regular graduated U.S. federal income tax rates generally applicable to a United States person. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty).
A non-U.S. holder described in the second bullet point above generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the sale, exchange or other taxable disposition, which may be offset by certain U.S.-source capital losses of the non-U.S. holder.
With respect to the third bullet point above, a U.S. corporation generally is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe we currently are likely a USRPHC. Assuming we are a USRPHC, subject to the next sentence, a non-U.S. holder generally will be taxed on gain recognized on the sale, exchange or other taxable disposition of our common shares in the same manner as if such non-U.S. holder were a United States person (subject to an applicable income tax treaty providing otherwise) and/or a 15% withholding tax will apply to the gross proceeds from the sale, exchange or other taxable disposition of our common shares. However, if and so long as our common shares continue to be “regularly traded on an established securities market,” as defined by applicable Treasury Regulations, a non-U.S. holder generally will not be subject to U.S. federal income tax with respect to such gain as a result of us being or having been a USRPHC if such non-U.S. holder held, directly or constructively (by application of certain attribution rules), at all times during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder's holding period for the common shares, 5% or less of our common shares. Our common shares are currently listed on the NYSE and we believe that, for as long as our common shares continue to be so listed, our common shares will be treated as “regularly traded on an established securities market.”
Non-U.S. holders are urged to consult their own tax advisors regarding the potential applicability of these rules as well as any income tax treaty in their particular circumstances.
Information Reporting and Backup Withholding
The amount of dividends paid to a non-U.S. holder on our common shares and the tax, if any, withheld with respect to those dividends generally must be reported annually to the IRS and to such non-U.S. holder of our common shares. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting also is generally required with respect to the proceeds from sales and other dispositions of our common shares to or through the U.S. office (and in certain cases, the foreign office) of a broker, unless the non-U.S. holder establishes that it is not a United States person.
Under some circumstances, Treasury Regulations require backup withholding of U.S. federal income tax, currently at a rate of 28%, on reportable payments with respect to our common shares. A non-U.S. holder generally may eliminate the requirement for U.S. federal backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate successor form) or by otherwise establishing an exemption. Notwithstanding the foregoing, U.S. federal backup withholding may apply if the payor has actual knowledge, or reason to know, that the non-U.S. holder is a United States person. Backup withholding is not an additional tax. Rather, the amount of any U.S. federal backup withholding generally will be allowed as a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such non-U.S. holder to a refund, provided that certain required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.
FATCA Withholding
FATCA will impose a U.S. federal withholding tax of 30% on certain types of payments, including U.S.-source dividends and gross proceeds from the sale or other disposition of securities that can produce U.S.-source dividends made to (i) “foreign financial institutions,” unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders, or are otherwise eligible for an exemption, and (ii) certain non-financial foreign entities, unless they certify certain information regarding their direct and indirect U.S. owners, or are otherwise eligible for an exemption. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. The withholding obligations described above generally will apply to payments of U.S.-source dividends made with respect to our common shares, and to payments of gross proceeds from a sale or other disposition of our common shares on or after January 1, 2019. Non-U.S. holders are urged to consult their own tax advisors regarding FATCA and the application of these requirements to your investment in our common shares.
We will not pay any additional amounts to non-U.S. holders with respect to any amounts withheld, including pursuant to FATCA.

UNDERWRITING
Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of common shares set forth opposite its name below.

Underwriter	Number of Common Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
Deutsche Bank Securities Inc.
Total
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the common shares sold under the underwriting agreement if any of these common shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the common shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the common shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The representatives have advised us that the underwriters propose initially to offer the common shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $          per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.
The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional common shares.

	Per Common Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to ABC	$	$	$
The expenses of the offering, not including the underwriting discount, are estimated at $              and are payable by us.

Option to Purchase Additional Common Shares
We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to                   additional common shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional common shares proportionate to that underwriter’s initial amount reflected in the above table.
No Sales of Similar Securities
We, our executive officers and directors have agreed, subject to certain customary exceptions, not to sell or transfer any common shares or securities convertible into, exchangeable for, exercisable for, or repayable with common shares, for days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common shares,

•	sell any option or contract to purchase any common shares,

•	purchase any option or contract to sell any common shares,

•	grant any option, right or warrant for the sale of any common shares,

•	lend or otherwise dispose of or transfer any common shares,

•	request or demand that we file a registration statement related to the common shares, or

•
enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common shares whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common shares and to securities convertible into or exchangeable or exercisable for or repayable with common shares. It also applies to common shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.
NYSE Listing
The common shares are listed on the NYSE under the symbol “CLF.”
Price Stabilization, Short Positions
Until the distribution of the common shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common shares. However, the representatives may engage in transactions that stabilize the price of the common shares, such as bids or purchases to peg, fix or maintain that price.
In connection with the offering, the underwriters may purchase and sell our common shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of common shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional common shares or purchasing shares in the open market. In determining the source of common shares to close out the covered short position, the underwriters will consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which they may purchase common shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common shares made by the underwriters in the open market prior to the completion of the offering.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Distribution
In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.
Other Relationships
Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is the administrative agent and a lender, and affiliates of Deutsche Bank Securities and Credit Suisse, are lenders under our ABL Facility.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
European Economic Area
In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of common shares which are the subject of the offering has been, or will be made to the public in that Relevant Member State, prior to the publication of a prospectus in relation to the common shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, other than, with effect from and including the Relevant Implementation Date, under the following exemptions under the Prospectus Directive:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3(2) of the Prospectus Directive, provided that no such offer of common shares referred to in (a) to (c) above shall result in a requirement for the Company or any Representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.
Each person located in a Relevant Member State to whom any offer of common shares is made or who receives any communication in respect of an offer of common shares, or who initially acquires any common shares will be deemed to have represented, warranted, acknowledged and agreed to and with each Representative and the Company that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any common shares acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the common shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or where common shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those common shares to it is not treated under the Prospectus Directive as having been made to such persons.
The Company, the representatives and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.
This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of common shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the representatives have authorized, nor do they authorize, the making of any offer of common shares in circumstances in which an obligation arises for the Company or the representatives to publish a prospectus for such offer.
For the purposes of this provision, the expression an “offer of common shares to the public” in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe for the common shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
Notice to Prospective Investors in the United Kingdom
In addition, in the United Kingdom, this prospectus is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) , (ii) who are high net worth bodies corporate (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order, and/or (iii) who are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons. Any person other than a relevant person may not use or rely on this prospectus or any information therein. The individuals responsible for the distribution of this prospectus must comply with the legal terms applicable to the distribution of this prospectus
Notice to Prospective Investors in Switzerland
The common shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the common shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this prospectus nor any other offering or marketing material relating to the offering, the Company, the common shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of common shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of common shares.
Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The common shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common shares offered should conduct their own due diligence on the common shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.
Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the common shares may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.
The common shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer for sale is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors should consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Notice to Prospective Investors in Hong Kong
The common shares have not been offered or sold and may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong. No document, invitation or advertisement relating to the common shares has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.
This prospectus has not been reviewed or approved by any regulatory authorities, including the Securities and Future Commissions and the Companies Registry of Hong Kong and neither had it been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the common shares may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the common shares described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any common shares in circumstances that contravene any such restrictions
Notice to Prospective Investors in Japan
This offering of common shares has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, the common shares will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Notice to Prospective Investors in Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of common shares may not be circulated or distributed, nor may the common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), pursuant to Section 274 of the SFA, (ii) to a relevant person as defined in Section 275(2) of the SFA, pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the common shares are subscribed or purchased pursuant to an offer made in reliance on Section 275 of the SFA by a relevant person which is:

(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common shares pursuant to an offer made under Section 275 of the SFA except:

(c)
to an institutional investor pursuant to Section 274 of the SFA or to a relevant person pursuant to Section 275(1) of the SFA, or to any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA;

(d)	where no consideration is or will be given for the transfer;

(e)	where the transfer is by operation of law;

(f)	as specified in Section 276(7) of the SFA; or

(g)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS
Jones Day will pass upon the validity of our common shares offered by this prospectus. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP.
EXPERTS
The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from Cliffs Natural Resources Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of Cliffs Natural Resources Inc.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Part II

INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 13.  Other Expenses of Issuance and Distribution.
The following table shows the costs and expenses, other than underwriting discounts and commissions, to be paid by the registrant in connection with this offering. All amounts shown except the SEC registration fee are estimates.

Amount
SEC Registration Fee	$30,210.00
FINRA Filing Fee	45,500.00
Accounting Fees and Expenses	*
Legal Fees and Expenses	*
Printing and Engraving Expenses	*
Transfer Agent and Registrar Fees and Expenses	*
Miscellaneous Expenses	*
Total	*
_________________
* To be provided by amendment

Item 14.  Indemnification of Officers and Directors.
The Registrant will indemnify, to the full extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the Registrant’s request as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise; provided, however, that the Registrant will indemnify any such agent (as opposed to any director, officer or employee) of the Registrant to an extent greater than required by law only if and to the extent that the Registrant’s directors may, in their discretion, so determine. The indemnification the Registrant gives will not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any law, the Registrant’s Third Amended Articles of Incorporation or any agreement, vote of shareholders or of disinterested directors or otherwise, both as to action in official capacities and as to action in another capacity while such person is a Registrant director, officer, employee or agent, and shall continue as to a person who has ceased to be a Registrant director, trustee, officer, employee or agent and shall inure to the benefit of heirs, executors and administrators of such a person.
The Registrant may, to the full extent permitted by law and authorized by the Registrant’s directors, purchase and maintain insurance on behalf of any persons described in the paragraph above against any liability asserted against and incurred by any such person in any such capacity, or arising out of the status as such, whether or not the Registrant would have the power to indemnify such person against such liability.
Under the Ohio Revised Code, Ohio corporations are authorized to indemnify directors, officers, employees and agents within prescribed limits and must indemnify them under certain circumstances. The Ohio Revised Code does not provide statutory authorization for a corporation to indemnify directors, officers, employees and agents for settlements, fines or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees or agents) are entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that the director’s act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.
The Ohio Revised Code does not authorize payment of judgments to a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is permitted, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation’s articles, code of regulations or by contract except with respect to the advancement of expenses of directors.
Under the Ohio Revised Code, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his or her action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.
Item 15.  Recent Sales of Unregistered Securities.
During the first quarter of 2016, we entered into a privately negotiated exchange agreement whereby we issued an aggregate of 1.8 million common shares, representing less than one percent of our outstanding common shares, in exchange for $10.0 million aggregate principal amount of our 3.95% Senior Notes due 2018, or 2018 Senior Notes. The issuance of the common shares in exchange for our 2018 Senior Notes was made in reliance on the exemption from registration provided in Section 3(a)(9) of the Securities Act.

Item 16.  Exhibits and Financial Statement Schedules.
(a) Exhibits

Exhibit Number	Exhibit
Underwriting agreement
1.1	† Form of Underwriting Agreement
Plan of purchase, sale, reorganization, arrangement, liquidation or succession
2.1
***Asset Purchase Agreement, dated as of December 2, 2014, by and among Cliffs Natural Resources Inc., Cliffs Logan County Coal LLC, Toney’s Fork Land, LLC, Southern Eagle Land, LLC and Cliffs Logan County Coal Terminals LLC and Coronado Coal II, LLC (filed as Exhibit 2.1 to Cliffs’ Form 10-K for the period ended December 31, 2014 and incorporated herein by reference)

2.2
***Amendment to Asset Purchase Agreement, effective as of December 31, 2014, by and among Cliffs Natural Resources Inc., Cliffs Logan County Coal LLC, Toney’s Fork Land, LLC, Southern Eagle Land, LLC and Cliffs Logan County Coal Terminals LLC and Coronado Coal II, LLC (filed as Exhibit 2.2 to Cliffs’ Form 10-K for the period ended December 31, 2014 and incorporated herein by reference)

2.3
***Unit Purchase Agreement, dated as of December 22, 2015, by and among Cliffs Natural Resources Inc., CLF PinnOak LLC and Seneca Coal Resources, LLC (filed as Exhibit 2.3 to Cliffs’ Form 10-K for the period ended December 31, 2015 and incorporated herein by reference)

Articles of Incorporation and By-Laws of Cliffs Natural Resources Inc.
3.1
Third Amended Articles of Incorporation of Cliffs (as filed with the Secretary of State of the State of Ohio on May 13, 2013 (filed as Exhibit 3.1 to Cliffs’ Form 8-K on May 13, 2013 and incorporated herein by reference)

3.2	Regulations of Cleveland-Cliffs Inc. (filed as Exhibit 3.2 to Cliffs’ Form 10-K for the period ended December 31, 2011 and incorporated herein by reference)
Instruments defining rights of security holders, including indentures
4.1
Form of Indenture between Cliffs Natural Resources Inc. and U.S. Bank National Association, as trustee, dated March 17, 2010 (filed as Exhibit 4.1 to Cliffs’ Form S-3 No. 333-165376 on March 10, 2010 and incorporated herein by reference)

4.2
Form of 5.90% Notes due 2020 First Supplemental Indenture between Cliffs Natural Resources Inc. and U.S. Bank National Association, as trustee, dated March 17, 2010, including Form of 5.90% Notes due 2020 (filed as Exhibit 4.2 to Cliffs’ Form 8-K on March 16, 2010 and incorporated herein by reference)

4.3
Form of 4.80% Notes due 2020 Second Supplemental Indenture between Cliffs Natural Resources Inc. and U.S. Bank National Association, as trustee, dated September 20, 2010, including Form of 4.80% Notes due 2020 (filed as Exhibit 4.3 to Cliffs’ Form 8-K on September 17, 2010 and incorporated herein by reference)

4.4
Form of 6.25% Notes due 2040 Third Supplemental Indenture between Cliffs Natural Resources Inc. and U.S. Bank National Association, as trustee, dated September 20, 2010, including Form of 6.25% Notes due 2040 (filed as Exhibit 4.4 to Cliffs’ Form 8-K on September 17, 2010 and incorporated herein by reference)

4.5
Form of 4.875% Notes due 2021 Fourth Supplemental Indenture between Cliffs and U.S. Bank National Association, as trustee, dated March 23, 2011, including Form of 4.875% Notes due 2021 (filed as Exhibit 4.1 to Cliffs’ Form 8-K on March 23, 2011 and incorporated herein by reference)

4.6
Fifth Supplemental Indenture between Cliffs and U.S. Bank National Association, as trustee, dated March 31, 2011 (filed as Exhibit 4(b) to Cliffs’ Form 10-Q for the period ended June 30, 2011 and incorporated herein by reference)

4.7
Form of 3.95% Notes due 2018 Sixth Supplemental Indenture between Cliffs and U.S. Bank National Association, as trustee, dated December 13, 2012, including form of 3.95% Notes due 2018 (filed as Exhibit 4.1 to Cliffs’ Form 8-K on December 13, 2012 and incorporated herein by reference)

4.8
Indenture between Cliffs Natural Resources Inc., the guarantors parties thereto, and U.S. Bank National Association, as trustee and notes collateral agent, dated March 30, 2015, including Form of 8.250% Senior Secured Notes due 2020 (filed as Exhibit 4.1 to Cliffs’ Form 10-Q for the period ended March 31, 2015 and incorporated herein by reference)

4.9
Indenture between Cliffs Natural Resources Inc., the guarantors parties thereto, and U.S. Bank National Association, as trustee and notes collateral agent, dated March 30, 2015, including Form of 7.75% Second Lien Senior Secured Notes due 2020 (filed as Exhibit 4.2 to Cliffs’ Form 10-Q for the period ended March 31, 2015 and incorporated herein by reference)

4.10
Indenture between Cliffs Natural Resources Inc., the guarantors parties thereto, and U.S. Bank National Association, as trustee and notes collateral agent, dated March 2, 2016, including Form of 8.00% 1.5 Lien Senior Secured Notes due 2020 (filed as Exhibit 4.1 to Cliffs’ Form 10-Q for the period ended March 31, 2016 and incorporated herein by reference)

4.11	Form of Common Share Certificate (filed as Exhibit 4.1 to Cliffs’ Form 10-Q for the period ended September 30, 2014 and incorporated herein by reference)
Legal opinions
5.1	† Opinion of Jones Day
Material contracts
10.1
* Form of Change in Control Severance Agreement, effective January 1, 2014 (covering existing grants) (filed as Exhibit 10.1 to Cliffs’ Form 10-K for the period ended December 31, 2013 and incorporated herein by reference)

10.2	* Form of Change in Control Severance Agreement (covering newly hired officers) (filed as Exhibit 10.4 to Cliffs’ Form 8-K/A on September 16, 2014 and incorporated herein by reference)
10.3	* Form of 2015 Change in Control Severance Agreement (filed as Exhibit 10.3 to Cliffs’ 10-Q for the period ended March 31, 2015 and incorporated herein by reference)
10.4
* Cliffs Natural Resources Inc. 2012 Non-Qualified Deferred Compensation Plan (effective January 1, 2012) dated November 8, 2011 (filed as Exhibit 10.1 to Cliffs’ Form 8-K on November 8, 2011 and incorporated herein by reference)

10.5
* Form of Indemnification Agreement between Cliffs Natural Resources Inc. and Directors (filed as Exhibit 10.5 to Cliffs’ Form 10-K for the period ended December 31, 2011 and incorporated herein by reference)

10.6
* Cliffs Natural Resources Inc. Nonemployee Directors’ Compensation Plan (Amended and Restated as of December 31, 2008) (filed as Exhibit 10(nnn) to Cliffs’ Form 10-K for the period ended December 31, 2008 and incorporated herein by reference)

10.7	* Cliffs Natural Resources Inc. Amended and Restated 2014 Nonemployee Directors’ Compensation Plan (filed as Exhibit 10.1 to Cliffs’ Form 8-K on May 2, 2016 and incorporated herein by reference)
10.8
* Trust Agreement No. 1 (Amended and Restated effective June 1, 1997), dated June 12, 1997, by and between Cleveland-Cliffs Inc and KeyBank National Association, Trustee, with respect to the Cleveland-Cliffs Inc Supplemental Retirement Benefit Plan, Severance Pay Plan for Key Employees and certain executive agreements (filed as Exhibit 10.10 to Cliffs’ Form 10-K for the period ended December 31, 2011 and incorporated herein by reference)

10.9
* Trust Agreement No. 1 Amendments to Exhibits, effective as of January 1, 2000, by and between Cleveland-Cliffs Inc and KeyBank National Association, as Trustee (filed as Exhibit 10.11 to Cliffs’ Form 10-K for the period ended December 31, 2011 and incorporated herein by reference)

10.10
* First Amendment to Trust Agreement No. 1, effective September 10, 2002, by and between Cleveland-Cliffs Inc and KeyBank National Association, as Trustee (filed as Exhibit 10.12 to Cliffs’ Form 10-K for the period ended December 31, 2011 and incorporated herein by reference)

10.11
* Second Amendment to Trust Agreement No. 1 between Cliffs Natural Resources Inc. (f/k/a Cleveland-Cliffs Inc) and KeyBank National Association, Trustee, entered into and effective as of December 31, 2008 (filed as Exhibit 10(y) to Cliffs’ Form 10-K for the period ended December 31, 2008 and incorporated herein by reference)

10.12
* Third Amendment to Trust Agreement No. 1 between Cliffs Natural Resources Inc. (f/k/a Cleveland-Cliffs Inc) and KeyBank National Association, Trustee, entered into and effective as July 28, 2014 (filed as Exhibit 10.15 to Cliffs’ Form 10-K for the period ended December 31, 2014 and incorporated herein by reference)

10.13
* Amended and Restated Trust Agreement No. 2, effective as of October 15, 2002, by and between Cleveland-Cliffs Inc and KeyBank National Association, Trustee, with respect to Executive Agreements and Indemnification Agreements with the Company’s Directors and certain Officers, the Company’s Severance Pay Plan for Key Employees, and the Retention Plan for Salaried Employees (filed as Exhibit 10.14 to Cliffs’ Form 10-K for the period ended December 31, 2011 and incorporated herein by reference)

10.14
* Second Amendment to Amended and Restated Trust Agreement No. 2 between Cliffs Natural Resources Inc. (f/k/a Cleveland-Cliffs Inc) and KeyBank National Association, Trustee, entered into and effective as of December 31, 2008 (filed as Exhibit 10(aa) to Cliffs’ Form 10-K for the period ended December 31, 2008 and incorporated herein by reference)

10.15
* Third Amendment to Amended and Restated Trust Agreement No. 2 between Cliffs Natural Resources Inc. (f/k/a Cleveland-Cliffs Inc) and KeyBank National Association, Trustee, entered into and effective as of July 28, 2014 (filed as Exhibit 10.18 to Cliffs’ Form 10-K for the period ended December 31, 2014 and incorporated herein by reference)

10.16
* Trust Agreement No. 5, dated as of October 28, 1987, by and between Cleveland-Cliffs Inc and KeyBank National Association, Trustee, with respect to certain deferred compensation agreements (filed as Exhibit 10.16 to Cliffs’ Form 10-K for the period ended December 31, 2011 and incorporated herein by reference)

10.17
* First Amendment to Trust Agreement No. 5, dated as of May 12, 1989, by and between Cleveland-Cliffs Inc and KeyBank National Association, Trustee (filed as Exhibit 10.17 to Form 10-K of Cliffs’ for the period ended December 31, 2011 and incorporated herein by reference)

10.18
* Second Amendment to Trust Agreement No. 5, dated as of April 9, 1991, by and between Cleveland-Cliffs Inc and KeyBank National Association, Trustee (filed as Exhibit 10.18 to Form 10-K of Cliffs’ for the period ended December 31, 2011 and incorporated herein by reference)

10.19
* Third Amendment to Trust Agreement No. 5, dated as of March 9, 1992, by and between Cleveland-Cliffs Inc and KeyBank National Association, Trustee (filed as Exhibit 10.19 to Cliffs’ Form 10-K for the period ended December 31, 2011 and incorporated herein by reference)

10.20
* Fourth Amendment to Trust Agreement No. 5, dated November 18, 1994, by and between Cleveland-Cliffs Inc and KeyBank National Association, Trustee (filed as Exhibit 10.20 to Cliffs’ Form 10-K for the period ended December 31, 2011 and incorporated herein by reference)

10.21
* Fifth Amendment to Trust Agreement No. 5, dated May 23, 1997, by and between Cleveland-Cliffs Inc and KeyBank National Association, Trustee (filed as Exhibit 10.19 to Cliffs’ Form 10-K for the period ended December 31, 2011 and incorporated herein by reference)

10.22
*Sixth Amendment to Trust Agreement No. 5 between Cliffs Natural Resources Inc. (f/k/a Cleveland-Cliffs Inc) and KeyBank National Association, Trustee, entered into and effective as of December 31, 2008 (filed as Exhibit 10(hh) to Cliffs’ Form 10-K for the period ended December 31, 2008 and incorporated herein by reference)

10.23
*Seventh Amendment to Trust Agreement No. 5 between Cliffs Natural Resources Inc. (f/k/a Cleveland-Cliffs Inc) and KeyBank National Association, Trustee, entered into and effective as of July 28, 2014 (filed as Exhibit 10.26 to Cliffs’ Form 10-K for the period ended December 31, 2014 and incorporated herein by reference)

10.24
* Trust Agreement No. 7, dated as of April 9, 1991, by and between Cleveland-Cliffs Inc and KeyBank National Association, Trustee, with respect to the Cleveland-Cliffs Inc Supplemental Retirement Benefit Plan (filed as Exhibit 10.23 to Cliffs’ Form 10-K for the period ended December 31, 2011 and incorporated herein by reference)

10.25
* First Amendment to Trust Agreement No. 7, by and between Cleveland-Cliffs Inc and KeyBank National Association, Trustee, dated as of March 9, 1992 (filed as Exhibit 10.24 to Cliffs’ Form 10-K for the period ended December 31, 2011 and incorporated herein by reference)

10.26
* Second Amendment to Trust Agreement No. 7, dated November 18, 1994, by and between Cleveland-Cliffs Inc and KeyBank National Association, Trustee (filed as Exhibit 10.25 to Cliffs’ Form 10-K for the period ended December 31, 2011 and incorporated herein by reference)

10.27
* Third Amendment to Trust Agreement No. 7, dated May 23, 1997, by and between Cleveland-Cliffs Inc and KeyBank National Association, Trustee (filed as Exhibit 10.26 to Cliffs’ Form 10-K for the period ended December 31, 2011 and incorporated herein by reference)

10.28
* Fourth Amendment to Trust Agreement No. 7, dated July 15, 1997, by and between Cleveland-Cliffs Inc and KeyBank National Association, Trustee (filed as Exhibit 10.27 to Cliffs’ Form 10-K for the period ended December 31, 2011 and incorporated herein by reference)

10.29
* Amendment to Exhibits to Trust Agreement No. 7, effective as of January 1, 2000, by and between Cleveland-Cliffs Inc and KeyBank National Association, Trustee (filed as Exhibit 10.28 to Cliffs’ Form 10-K for the period ended December 31, 2011 and incorporated herein by reference)

10.30
* Sixth Amendment to Trust Agreement No. 7 between Cliffs Natural Resources Inc. (f/k/a Cleveland-Cliffs Inc) and KeyBank National Association, Trustee, entered into and effective as of December 31, 2008 (filed as Exhibit 10(oo) to Cliffs’ Form 10-K for the period ended December 31, 2008 and incorporated herein by reference)

10.31
* Seventh Amendment to Trust Agreement No. 7 between Cliffs Natural Resources Inc. (f/k/a Cleveland-Cliffs Inc) and KeyBank National Association, Trustee, entered into and effective as of July 28, 2014 (filed as Exhibit 10.34 to Cliffs’ Form 10-K for the period ended December 31, 2014 and incorporated herein by reference)

10.32
* Termination and Fifth Amendment to Trust Agreement No. 8 between Cliffs Natural Resources Inc. (f/k/a Cleveland-Cliffs Inc) and KeyBank National Association, Trustee, entered into and effective as of October 28, 2015 (filed as Exhibit 10.32 to Cliffs’ Form 10-K for the period ended December 31, 2015 and incorporated herein by reference)

10.33
* Termination and Third Amendment to Trust Agreement No. 9 between Cliffs Natural Resources Inc. (f/k/a Cleveland-Cliffs Inc) and KeyBank National Association, Trustee, entered into and effective as of October 28, 2015 (filed as Exhibit 10.33 to Cliffs’ Form 10-K for the period ended December 31, 2015 and incorporated herein by reference)

10.34
* Trust Agreement No. 10, dated as of November 20, 1996, by and between Cleveland-Cliffs Inc and KeyBank National Association, Trustee, with respect to the Cleveland-Cliffs Inc Nonemployee Directors’ Compensation Plan (filed as Exhibit 10.36 to Cliffs’ Form 10-K for the period ended December 31, 2011 and incorporated herein by reference)

10.35
*First Amendment to Trust Agreement No. 10 between Cliffs Natural Resources Inc. (f/k/a Cleveland-Cliffs Inc) and KeyBank National Association, Trustee, entered into and effective as of December 31, 2008 (filed as Exhibit 10(ww) to Cliffs’ Form 10-K for the period ended February 26, 2009 and incorporated herein by reference)

10.36
* Second Amendment to Trust Agreement No. 10 between Cliffs Natural Resources Inc. (f/k/a Cleveland-Cliffs Inc) and KeyBank National Association, Trustee, entered into and effective as of July 28, 2014 (filed as Exhibit 10.45 to Cliffs’ Form 10-K for the period ended December 31, 2014 and incorporated herein by reference)

10.37
*Severance Agreement and Release, by and between Terrance M. Paradie and Cliffs Natural Resources Inc., dated April 14, 2015 (filed as Exhibit 10.4 to Cliffs’ Form 10-Q for the period ended March 31, 2015 and incorporated herein by reference)

10.38
*Severance Agreement and Release, by and between David Webb and Cliffs Natural Resources Inc., dated October 31, 2015 ((filed as Exhibit 10.38 to Cliffs’ Form 10-K for the period ended December 31, 2015 and incorporated herein by reference)

10.39
*Letter Agreement, by and between Lourenco Goncalves and Cliffs Natural Resources Inc., signed as of September 11, 2014 (filed as Exhibit 10.1 to Cliffs’ Form 8-K/A on September 16, 2014 and incorporated herein by reference)

10.40
*Cleveland-Cliffs Inc and Subsidiaries Management Performance Incentive Plan Summary, effective January 1, 2004 (filed as Exhibit 10.47 to Cliffs’ Form 10-K for the period ended December 31, 2011 and incorporated herein by reference)

10.41
*Cliffs Natural Resources Inc. 2012 Executive Management Performance Incentive Plan effective March 13, 2012 (filed as Exhibit 10.3 to Cliffs’ Form 8-K on May 14, 2012 and incorporated herein by reference)

10.42	*Cliffs Natural Resources Inc. 2012 Incentive Equity Plan effective March 13, 2012 (filed as Exhibit 10.1 to Cliffs Form 8-K on May 14, 2012 and incorporated herein by reference)
10.43
*First Amendment to Cliffs Natural Resources Inc. 2012 Incentive Plan effective September 11, 2012 (filed as Exhibit 10.2 to Cliffs’ Form 10-Q for the period ended September 30, 2012 and incorporated herein by reference)

10.44
*Form of Cliffs Natural Resources Inc. Restricted Share Unit Award Memorandum and Restricted Share Unit Award Agreement under the 2012 Incentive Equity Plan (filed as Exhibit 10.77 to Cliffs’ Form 10-K for the period ended December 31, 2013 and incorporated herein by reference)

10.45
*Form of Cliffs Natural Resources Inc. Restricted Share Unit Award Memorandum (Graduated Vesting 50%) and Restricted Share Unit Award Agreement under the 2012 Incentive Equity Plan (filed as Exhibit 10.78 to Cliffs’ Form 10-K for the period ended December 31, 2013 and incorporated herein by reference)

10.46
*Form of Cliffs Natural Resources Inc. Restricted Share Unit Award Memorandum (Graduated Vesting 33%) and Restricted Share Unit Award Agreement under the 2012 Incentive Equity Plan (filed as Exhibit 10.79 to Cliffs’ Form 10-K for the period ended December 31, 2013 and incorporated herein by reference)

10.47	*Cliffs Natural Resources Inc. Amended and Restated 2012 Incentive Equity Plan (filed as Exhibit 10.1 to Cliffs’ Form 8-K on August 4, 2014 and incorporated herein by reference)
10.48
*Form of Cliffs Natural Resources Inc. Amended and Restated 2012 Incentive Equity Plan Restricted Share Unit Award Memorandum (Graduated Vesting 50% - July 2014 Grant) and Restricted Share Unit Award Agreement (filed as Exhibit 10.64 to Cliffs’ Form 10-K for the period ended December 31, 2014 and incorporated herein by reference)

10.49
*Form of Cliffs Natural Resources Inc. Amended and Restated 2012 Incentive Equity Plan Restricted Share Unit Award Memorandum (3-Year Vesting – July 2014 Grant) and Restricted Share Unit Award Agreement (filed as Exhibit 10.65 to Cliffs’ Form 10-K for the period ended December 31, 2014 and incorporated herein by reference)

10.50
*Form of Cliffs Natural Resources Inc. Amended and Restated 2012 Incentive Equity Plan Performance Share Award Memorandum (3-Year Vesting – July 2014 Grant) and Performance Share Award Agreement (filed as Exhibit 10.66 to Cliffs’ Form 10-K for the period ended December 31, 2014 and incorporated herein by reference)

10.51
*Form of Cliffs Natural Resources Inc. Amended and Restated 2012 Incentive Equity Plan Non-Qualified Stock Option Award Memorandum (2014 Grant) and Stock Option Award Agreement (filed as Exhibit 10.2 to Cliffs’ Form 8-K/A on September 16, 2014 and incorporated herein by reference)

10.52
*Form of Cliffs Natural Resources Inc. Amended and Restated 2012 Incentive Equity Plan Performance Unit Award Memorandum (2014 Grant) and Performance Unit Award Agreement (filed as Exhibit 10.3 to Cliffs’ Form 8-K/A on September 16, 2014 and incorporated herein by reference)

10.53
*Form of Cliffs Natural Resources Inc. Amended and Restated 2012 Incentive Equity Plan Non-Qualified Stock Option Award Memorandum (3-Year Vesting – January 2015 Grant) and Stock Option Award Agreement (filed as Exhibit 10.69 to Cliffs’ Form 10-K for the period ended December 31, 2014 and incorporated herein by reference)

10.54
*Form of Cliffs Natural Resources Inc. Amended and Restated 2012 Incentive Equity Plan Restricted Share Unit Award Memorandum (Graduated Vesting 33% - January 2015 Grant) and Restricted Share Unit Award Agreement (filed as Exhibit 10.70 to Cliffs’ Form 10-K for the period ended December 31, 2014 and incorporated herein by reference)

10.55
*Form of Cliffs Natural Resources Inc. Amended and Restated 2012 Incentive Equity Plan Performance Share Award Memorandum (3-Year Vesting – January 2015 Grant) and Performance Share Award Agreement (filed as Exhibit 10.71 to Cliffs’ Form 10-K for the period ended December 31, 2014 and incorporated herein by reference)

10.56
*Form of Cliffs Natural Resources Inc. Amended and Restated 2012 Incentive Equity Plan Restricted Share Unit Award Memorandum (Graduated Vesting 33% - February 2015 Grant) and Restricted Share Unit Award Agreement (filed as Exhibit 10.72 to Cliffs’ Form 10-K for the period ended December 31, 2014 and incorporated herein by reference)

10.57
*Form of Cliffs Natural Resources Inc. Amended and Restated 2012 Incentive Equity Plan Performance Share Award Memorandum (3 year Vesting – February 2015 Grant) and Restricted Share Unit Award Agreement (filed as Exhibit 10.73 to Cliffs’ Form 10-K for the period ended December 31, 2014 and incorporated herein by reference)

10.58	*Cliffs Natural Resources Inc. 2015 Equity and Incentive Compensation Plan (filed as Exhibit 10.1 to Cliffs’ Form 8-K on May 21, 2015 and incorporated herein by reference)
10.59
*Form of Cliffs Natural Resources Inc. 2015 Equity and Incentive Compensation Plan Restricted Stock Unit Award Memorandum (Vesting on December 15, 2017) and Restricted Stock Unit Award Agreement (filed as Exhibit 10.1 to Cliffs’ Form 10-Q for the period ended September 30, 2015 and incorporated herein by reference)

10.60
*Form of Cliffs Natural Resources Inc. 2015 Equity and Incentive Compensation Plan Cash Retention Award Memorandum (Vesting February 2017) and Cash Retention Award Agreement (filed as Exhibit 10.2 to Cliffs’ Form 10-Q for the period ended September 30, 2015 and incorporated herein by reference)

10.61
*Form of Cliffs Natural Resources Inc. 2015 Equity and Incentive Compensation Plan Restricted Stock Unit Award Memorandum (Vesting May 2018) and Restricted Stock Unit Award Agreement (filed as Exhibit 10.61 to Cliffs’ Form 10-K for the period ended December 31, 2015 and incorporated herein by reference)

10.62
*Form of Cliffs Natural Resources Inc. 2015 Equity and Incentive Compensation Plan Restricted Stock Unit Award Memorandum (Vesting December 31, 2018) and Restricted Stock Unit Award Agreement (filed as Exhibit 10.1 to Cliffs’ Form 10-Q for the period ended March 31, 2016 and incorporated herein by reference)

10.63
*Form of Cliffs Natural Resources Inc. 2015 Equity and Incentive Compensation Plan Cash Incentive Award Memorandum (TSR) (Vesting December 31, 2018) and Cash Incentive Award Agreement (TSR) (filed as Exhibit 10.2 to Cliffs’ Form 10-Q for the period ended March 31, 2016 and incorporated herein by reference)

10.64
*Form of Cliffs Natural Resources Inc. 2015 Equity and Incentive Compensation Plan Cash Incentive Award Memorandum (TSR) (Vesting December 31, 2018) and Cash Incentive Award Agreement (TSR) (filed as Exhibit 10.3 to Cliffs’ Form 10-Q for the period ended March 31, 2016 and incorporated herein by reference)

10.65
*Cliffs Natural Resources Inc. Supplemental Retirement Benefit Plan (as Amended and Restated effective December 1, 2006) dated December 31, 2008 (filed as Exhibit 10(mmm) to Cliffs’ Form 10-K for the period ended December 31, 2008 and incorporated herein by reference)

10.66	*Cliffs Natural Resources Inc. 2015 Employee Stock Purchase Plan (filed as Exhibit 4.4 to Cliffs’ Registration Statement on Form S-8 on August 20, 2015 and incorporated herein by reference)
10.67
** Pellet Sale and Purchase Agreement, dated and effective as of April 10, 2002, by and among The Cleveland-Cliffs Iron Company, Cliffs Mining Company, Northshore Mining Company, Northshore Sales Company, International Steel Group Inc., ISG Cleveland Inc., and ISG Indiana Harbor Inc. (filed as Exhibit 10.84 to Cliffs’ Form 10-K for the period ended December 31, 2013 and incorporated herein by reference)

10.68
** First Amendment to Pellet Sale and Purchase Agreement, dated and effective December 16, 2004 by and among The Cleveland-Cliffs Iron Company, Cliffs Mining Company, Northshore Mining Company, Cliffs Sales Company (formerly known as Northshore Sales Company), International Steel Group Inc., ISG Cleveland Inc. and ISG Indiana Harbor (filed as Exhibit 10.85 to Cliffs’ Form 10-K for the period ended December 31, 2013 and incorporated herein by reference)

10.69
** Pellet Sale and Purchase Agreement, dated and effective as of December 31, 2002 by and among The Cleveland-Cliffs Iron Company, Cliffs Mining Company, and Ispat Inland Inc. (filed as Exhibit 10.86 to Cliffs’ Form 10-K for the period ended December 31, 2013 and incorporated herein by reference)

10.70
** 2011 Omnibus Agreement, dated as of April 8, 2011 and effective as of March 31, 2011, by and among ArcelorMittal USA LLC, as successor in interest to Ispat Inland Inc., ArcelorMittal Cleveland Inc. (formerly known as ISG Cleveland Inc.), ArcelorMittal Indiana Harbor LLC (formerly known as ISG Indiana Harbor Inc.) and Cliffs Natural Resources Inc., The Cleveland-Cliffs Iron Company, Cliffs Mining Company, Northshore Mining Company and Cliffs Sales Company (formerly known as Northshore Sales Company) (filed as Exhibit 10(a) to Cliffs’ Form 10-Q for the period ended June 30, 2011 and incorporated herein by reference)

10.71
** 2014 Extension Agreement dated as of February 24, 2014 but effective as of January 1, 2014, among ArcelorMittal USA LLC, Cliffs Natural Resources Inc., The Cleveland-Cliffs Iron Company and Cliffs Mining Company (filed as Exhibit 10.1 to Cliffs’ Form 10-Q/A filed on October 8, 2014 for the period ended March 31, 2014 and incorporated herein by reference)

10.72
** Pellet Sale and Purchase Agreement, effective as of October 31, 2016, by and among Cliffs Natural Resources Inc., The Cleveland-Cliffs Iron Company and Cliffs Mining Company and ArcelorMittal USA LLC (filed herewith)

10.73
Amended and Restated Multicurrency Credit Agreement entered into as of August 11, 2011, among Cliffs, certain foreign subsidiaries of the Company from time to time party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, JPMorgan Chase Bank, N.A., as Syndication Agent and L/C Issuer, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., PNC Capital Markets Inc. and U.S. Bank National Association, as Joint Lead Arrangers and Joint Book Managers, Fifth Third Bank and RBS Citizens, N.A., as Co-Documentation Agents, and the various institutions from time to time party thereto (filed as Exhibit 10(a) to Cliffs’ Form 8-K on August 17, 2011 and incorporated herein by reference)

10.74
Amendment No. 1, dated as of October 16, 2012 to Amended and Restated Multicurrency Credit Agreement (filed as Exhibit 10.1 to Cliffs’ Form 8-K on October 19, 2012 and incorporated herein by reference)

10.75
Amendment No. 2 to the Amended and Restated Multicurrency Credit Agreement dated as of February 8, 2013 (filed as Exhibit 10.92 to Cliffs’ Form 10-K for the period ended December 31, 2012 and incorporated herein by reference)

10.76
Amendment No. 3, dated as of June 30, 2014, to the Amended and Restated Multicurrency Credit Agreement, dated as of August 11, 2011, among Cliffs Natural Resources Inc., the foreign subsidiaries of Cliffs Natural Resources Inc. from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (filed as Exhibit 10.1 to Cliffs’ Form 8-K on June 30, 2014 and incorporated herein by reference)

10.77
Amendment No. 4, dated as of September 9, 2014, to the Amended and Restated Multicurrency Credit Agreement, dated as of August 11, 2011, among the Company, the foreign subsidiaries of the Company from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (filed as Exhibit 10.1 to Cliffs’ Form 8-K on September 12, 2014 and incorporated herein by reference)

10.78
Amendment No. 5, dated as of October 24, 2014, to the Amended and Restated Multicurrency Credit Agreement, dated as of August 11, 2011, among the Company, the foreign subsidiaries of the Company from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (filed as Exhibit 10.2 to Cliffs’ Form 10-Q for the period ended on September 30, 2014 and incorporated herein by reference)

10.79
Amendment No. 6, dated as of January 22, 2015, to the Amended and Restated Multicurrency Credit Agreement, dated as of August 11, 2011, among the Company, the foreign subsidiaries of the Company from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (filed as Exhibit 10.86 to Cliffs’ Form 10-K for the period ended December 31, 2014 and incorporated herein by reference)

10.80
Syndicated Facility Agreement, dated as of March 30, 2015, by and among Bank of America, N.A., as Administrative Agent and Australian Security Trustee, the Lenders that are Parties hereto, as the Lenders, Cliffs Natural Resources Inc., as Parent and a Borrower, and the Subsidiaries of Parent Party hereto, as Borrowers (filed as Exhibit 10.2 to Cliffs’ Form 10-Q for the period ended March 31, 2015 and incorporated herein by reference)

Subsidiaries
21	Subsidiaries of the Registrant (filed as Exhibit 10.21 to Cliffs’ Form 10-K for the period ended December 31, 2015 and incorporated herein by reference)
Consents
23.1	Consent of Deloitte & Touche LLP (filed herewith)
23.2	†Consent of Jones Day (included in Exhibit 5.1)
Power of attorney
24	Power of Attorney (filed herewith)
_______________
†    To be filed by amendment.

*	Indicates management contract or other compensatory arrangement.

**	Confidential treatment requested and/or approved as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission.

***
Certain immaterial schedules and exhibits to this exhibit have been omitted pursuant to the provisions of Regulation S-K, Item 601(b)(2). A copy of any of the omitted schedules and exhibits will be furnished to the Securities and Exchange Commission upon request.

(b) Financial Statement Schedule
See our financial statements and the related notes to those statements, which are incorporated by reference herein.

Item 17.  Undertakings
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.
(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on June 16, 2016.

CLIFFS NATURAL RESOURCES INC.

By:	/s/ James D. Graham
James D. Graham, Executive Vice President, Chief
Legal Officer and Secretary
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ C. L. Goncalves	Chairman, President, Chief Executive Officer	June 16, 2016
C. L. Goncalves	and Director (Principal Executive Officer)
/s/ P. K. Tompkins	Executive Vice President & Chief Financial	June 16, 2016
P. K. Tompkins	Officer (Principal Financial Officer)
/s/ T. K. Flanagan	Vice President, Corporate Controller, Treasurer &	June 16, 2016
T. K. Flanagan	Chief Accounting Officer (Principal Accounting Officer)
*	Director	June 16, 2016
J. T. Baldwin
*	Director	June 16, 2016
R. P. Fisher, Jr.
*	Director	June 16, 2016
S. M. Green
*	Director	June 16, 2016
J. A. Rutkowski, Jr.
*	Director	June 16, 2016
J. S. Sawyer
*	Director	June 16, 2016
M. D. Siegal
*	Director	June 16, 2016
G. Stoliar
*	Director	June 16, 2016
D. C. Taylor

*
The undersigned, by signing his name hereto, does sign and execute this registration statement on Form S-1 pursuant to a Power of Attorney executed on behalf of the above-indicated officers and directors of the registrant and filed herewith as Exhibit 24 on behalf of the registrant.

By:	/s/ James D. Graham
(James D. Graham, as Attorney-in-Fact)

EXHIBIT INDEX

Exhibit Number	Exhibit
Underwriting agreement
1.1	† Form of Underwriting Agreement
Plan of purchase, sale, reorganization, arrangement, liquidation or succession
2.1
***Asset Purchase Agreement, dated as of December 2, 2014, by and among Cliffs Natural Resources Inc., Cliffs Logan County Coal LLC, Toney’s Fork Land, LLC, Southern Eagle Land, LLC and Cliffs Logan County Coal Terminals LLC and Coronado Coal II, LLC (filed as Exhibit 2.1 to Cliffs’ Form 10-K for the period ended December 31, 2014 and incorporated herein by reference)

2.2
***Amendment to Asset Purchase Agreement, effective as of December 31, 2014, by and among Cliffs Natural Resources Inc., Cliffs Logan County Coal LLC, Toney’s Fork Land, LLC, Southern Eagle Land, LLC and Cliffs Logan County Coal Terminals LLC and Coronado Coal II, LLC (filed as Exhibit 2.2 to Cliffs’ Form 10-K for the period ended December 31, 2014 and incorporated herein by reference)

2.3
***Unit Purchase Agreement, dated as of December 22, 2015, by and among Cliffs Natural Resources Inc., CLF PinnOak LLC and Seneca Coal Resources, LLC (filed as Exhibit 2.3 to Cliffs’ Form 10-K for the period ended December 31, 2015 and incorporated herein by reference)

Articles of Incorporation and By-Laws of Cliffs Natural Resources Inc.
3.1
Third Amended Articles of Incorporation of Cliffs (as filed with the Secretary of State of the State of Ohio on May 13, 2013 (filed as Exhibit 3.1 to Cliffs’ Form 8-K on May 13, 2013 and incorporated herein by reference)

3.2	Regulations of Cleveland-Cliffs Inc. (filed as Exhibit 3.2 to Cliffs’ Form 10-K for the period ended December 31, 2011 and incorporated herein by reference)
Instruments defining rights of security holders, including indentures
4.1
Form of Indenture between Cliffs Natural Resources Inc. and U.S. Bank National Association, as trustee, dated March 17, 2010 (filed as Exhibit 4.1 to Cliffs’ Form S-3 No. 333-165376 on March 10, 2010 and incorporated herein by reference)

4.2
Form of 5.90% Notes due 2020 First Supplemental Indenture between Cliffs Natural Resources Inc. and U.S. Bank National Association, as trustee, dated March 17, 2010, including Form of 5.90% Notes due 2020 (filed as Exhibit 4.2 to Cliffs’ Form 8-K on March 16, 2010 and incorporated herein by reference)

4.3
Form of 4.80% Notes due 2020 Second Supplemental Indenture between Cliffs Natural Resources Inc. and U.S. Bank National Association, as trustee, dated September 20, 2010, including Form of 4.80% Notes due 2020 (filed as Exhibit 4.3 to Cliffs’ Form 8-K on September 17, 2010 and incorporated herein by reference)

4.4
Form of 6.25% Notes due 2040 Third Supplemental Indenture between Cliffs Natural Resources Inc. and U.S. Bank National Association, as trustee, dated September 20, 2010, including Form of 6.25% Notes due 2040 (filed as Exhibit 4.4 to Cliffs’ Form 8-K on September 17, 2010 and incorporated herein by reference)

4.5
Form of 4.875% Notes due 2021 Fourth Supplemental Indenture between Cliffs and U.S. Bank National Association, as trustee, dated March 23, 2011, including Form of 4.875% Notes due 2021 (filed as Exhibit 4.1 to Cliffs’ Form 8-K on March 23, 2011 and incorporated herein by reference)

4.6
Fifth Supplemental Indenture between Cliffs and U.S. Bank National Association, as trustee, dated March 31, 2011 (filed as Exhibit 4(b) to Cliffs’ Form 10-Q for the period ended June 30, 2011 and incorporated herein by reference)

4.7
Form of 3.95% Notes due 2018 Sixth Supplemental Indenture between Cliffs and U.S. Bank National Association, as trustee, dated December 13, 2012, including form of 3.95% Notes due 2018 (filed as Exhibit 4.1 to Cliffs’ Form 8-K on December 13, 2012 and incorporated herein by reference)

4.8
Indenture between Cliffs Natural Resources Inc., the guarantors parties thereto, and U.S. Bank National Association, as trustee and notes collateral agent, dated March 30, 2015, including Form of 8.250% Senior Secured Notes due 2020 (filed as Exhibit 4.1 to Cliffs’ Form 10-Q for the period ended March 31, 2015 and incorporated herein by reference)

4.9
Indenture between Cliffs Natural Resources Inc., the guarantors parties thereto, and U.S. Bank National Association, as trustee and notes collateral agent, dated March 30, 2015, including Form of 7.75% Second Lien Senior Secured Notes due 2020 (filed as Exhibit 4.2 to Cliffs’ Form 10-Q for the period ended March 31, 2015 and incorporated herein by reference)

4.10
Indenture between Cliffs Natural Resources Inc., the guarantors parties thereto, and U.S. Bank National Association, as trustee and notes collateral agent, dated March 2, 2016, including Form of 8.00% 1.5 Lien Senior Secured Notes due 2020 (filed as Exhibit 4.1 to Cliffs’ Form 10-Q for the period ended March 31, 2016 and incorporated herein by reference)

4.11	Form of Common Share Certificate (filed as Exhibit 4.1 to Cliffs’ Form 10-Q for the period ended September 30, 2014 and incorporated herein by reference)
Legal opinions
5.1	† Opinion of Jones Day
Material contracts
10.1
* Form of Change in Control Severance Agreement, effective January 1, 2014 (covering existing grants) (filed as Exhibit 10.1 to Cliffs’ Form 10-K for the period ended December 31, 2013 and incorporated herein by reference)

10.2	* Form of Change in Control Severance Agreement (covering newly hired officers) (filed as Exhibit 10.4 to Cliffs’ Form 8-K/A on September 16, 2014 and incorporated herein by reference)
10.3	* Form of 2015 Change in Control Severance Agreement (filed as Exhibit 10.3 to Cliffs’ 10-Q for the period ended March 31, 2015 and incorporated herein by reference)
10.4
* Cliffs Natural Resources Inc. 2012 Non-Qualified Deferred Compensation Plan (effective January 1, 2012) dated November 8, 2011 (filed as Exhibit 10.1 to Cliffs’ Form 8-K on November 8, 2011 and incorporated herein by reference)

10.5
* Form of Indemnification Agreement between Cliffs Natural Resources Inc. and Directors (filed as Exhibit 10.5 to Cliffs’ Form 10-K for the period ended December 31, 2011 and incorporated herein by reference)

10.6
* Cliffs Natural Resources Inc. Nonemployee Directors’ Compensation Plan (Amended and Restated as of December 31, 2008) (filed as Exhibit 10(nnn) to Cliffs’ Form 10-K for the period ended December 31, 2008 and incorporated herein by reference)

10.7	* Cliffs Natural Resources Inc. Amended and Restated 2014 Nonemployee Directors’ Compensation Plan (filed as Exhibit 10.1 to Cliffs’ Form 8-K on May 2, 2016 and incorporated herein by reference)
10.8
* Trust Agreement No. 1 (Amended and Restated effective June 1, 1997), dated June 12, 1997, by and between Cleveland-Cliffs Inc and KeyBank National Association, Trustee, with respect to the Cleveland-Cliffs Inc Supplemental Retirement Benefit Plan, Severance Pay Plan for Key Employees and certain executive agreements (filed as Exhibit 10.10 to Cliffs’ Form 10-K for the period ended December 31, 2011 and incorporated herein by reference)

10.9
* Trust Agreement No. 1 Amendments to Exhibits, effective as of January 1, 2000, by and between Cleveland-Cliffs Inc and KeyBank National Association, as Trustee (filed as Exhibit 10.11 to Cliffs’ Form 10-K for the period ended December 31, 2011 and incorporated herein by reference)

10.10
* First Amendment to Trust Agreement No. 1, effective September 10, 2002, by and between Cleveland-Cliffs Inc and KeyBank National Association, as Trustee (filed as Exhibit 10.12 to Cliffs’ Form 10-K for the period ended December 31, 2011 and incorporated herein by reference)

10.11
* Second Amendment to Trust Agreement No. 1 between Cliffs Natural Resources Inc. (f/k/a Cleveland-Cliffs Inc) and KeyBank National Association, Trustee, entered into and effective as of December 31, 2008 (filed as Exhibit 10(y) to Cliffs’ Form 10-K for the period ended December 31, 2008 and incorporated herein by reference)

10.12
* Third Amendment to Trust Agreement No. 1 between Cliffs Natural Resources Inc. (f/k/a Cleveland-Cliffs Inc) and KeyBank National Association, Trustee, entered into and effective as July 28, 2014 (filed as Exhibit 10.15 to Cliffs’ Form 10-K for the period ended December 31, 2014 and incorporated herein by reference)

10.13
* Amended and Restated Trust Agreement No. 2, effective as of October 15, 2002, by and between Cleveland-Cliffs Inc and KeyBank National Association, Trustee, with respect to Executive Agreements and Indemnification Agreements with the Company’s Directors and certain Officers, the Company’s Severance Pay Plan for Key Employees, and the Retention Plan for Salaried Employees (filed as Exhibit 10.14 to Cliffs’ Form 10-K for the period ended December 31, 2011 and incorporated herein by reference)

10.14
* Second Amendment to Amended and Restated Trust Agreement No. 2 between Cliffs Natural Resources Inc. (f/k/a Cleveland-Cliffs Inc) and KeyBank National Association, Trustee, entered into and effective as of December 31, 2008 (filed as Exhibit 10(aa) to Cliffs’ Form 10-K for the period ended December 31, 2008 and incorporated herein by reference)

10.15
* Third Amendment to Amended and Restated Trust Agreement No. 2 between Cliffs Natural Resources Inc. (f/k/a Cleveland-Cliffs Inc) and KeyBank National Association, Trustee, entered into and effective as of July 28, 2014 (filed as Exhibit 10.18 to Cliffs’ Form 10-K for the period ended December 31, 2014 and incorporated herein by reference)

10.16
* Trust Agreement No. 5, dated as of October 28, 1987, by and between Cleveland-Cliffs Inc and KeyBank National Association, Trustee, with respect to certain deferred compensation agreements (filed as Exhibit 10.16 to Cliffs’ Form 10-K for the period ended December 31, 2011 and incorporated herein by reference)

10.17
* First Amendment to Trust Agreement No. 5, dated as of May 12, 1989, by and between Cleveland-Cliffs Inc and KeyBank National Association, Trustee (filed as Exhibit 10.17 to Form 10-K of Cliffs’ for the period ended December 31, 2011 and incorporated herein by reference)

10.18
* Second Amendment to Trust Agreement No. 5, dated as of April 9, 1991, by and between Cleveland-Cliffs Inc and KeyBank National Association, Trustee (filed as Exhibit 10.18 to Form 10-K of Cliffs’ for the period ended December 31, 2011 and incorporated herein by reference)

10.19
* Third Amendment to Trust Agreement No. 5, dated as of March 9, 1992, by and between Cleveland-Cliffs Inc and KeyBank National Association, Trustee (filed as Exhibit 10.19 to Cliffs’ Form 10-K for the period ended December 31, 2011 and incorporated herein by reference)

10.20
* Fourth Amendment to Trust Agreement No. 5, dated November 18, 1994, by and between Cleveland-Cliffs Inc and KeyBank National Association, Trustee (filed as Exhibit 10.20 to Cliffs’ Form 10-K for the period ended December 31, 2011 and incorporated herein by reference)

10.21
* Fifth Amendment to Trust Agreement No. 5, dated May 23, 1997, by and between Cleveland-Cliffs Inc and KeyBank National Association, Trustee (filed as Exhibit 10.19 to Cliffs’ Form 10-K for the period ended December 31, 2011 and incorporated herein by reference)

10.22
*Sixth Amendment to Trust Agreement No. 5 between Cliffs Natural Resources Inc. (f/k/a Cleveland-Cliffs Inc) and KeyBank National Association, Trustee, entered into and effective as of December 31, 2008 (filed as Exhibit 10(hh) to Cliffs’ Form 10-K for the period ended December 31, 2008 and incorporated herein by reference)

10.23
*Seventh Amendment to Trust Agreement No. 5 between Cliffs Natural Resources Inc. (f/k/a Cleveland-Cliffs Inc) and KeyBank National Association, Trustee, entered into and effective as of July 28, 2014 (filed as Exhibit 10.26 to Cliffs’ Form 10-K for the period ended December 31, 2014 and incorporated herein by reference)

10.24
* Trust Agreement No. 7, dated as of April 9, 1991, by and between Cleveland-Cliffs Inc and KeyBank National Association, Trustee, with respect to the Cleveland-Cliffs Inc Supplemental Retirement Benefit Plan (filed as Exhibit 10.23 to Cliffs’ Form 10-K for the period ended December 31, 2011 and incorporated herein by reference)

10.25
* First Amendment to Trust Agreement No. 7, by and between Cleveland-Cliffs Inc and KeyBank National Association, Trustee, dated as of March 9, 1992 (filed as Exhibit 10.24 to Cliffs’ Form 10-K for the period ended December 31, 2011 and incorporated herein by reference)

10.26
* Second Amendment to Trust Agreement No. 7, dated November 18, 1994, by and between Cleveland-Cliffs Inc and KeyBank National Association, Trustee (filed as Exhibit 10.25 to Cliffs’ Form 10-K for the period ended December 31, 2011 and incorporated herein by reference)

10.27
* Third Amendment to Trust Agreement No. 7, dated May 23, 1997, by and between Cleveland-Cliffs Inc and KeyBank National Association, Trustee (filed as Exhibit 10.26 to Cliffs’ Form 10-K for the period ended December 31, 2011 and incorporated herein by reference)

10.28
* Fourth Amendment to Trust Agreement No. 7, dated July 15, 1997, by and between Cleveland-Cliffs Inc and KeyBank National Association, Trustee (filed as Exhibit 10.27 to Cliffs’ Form 10-K for the period ended December 31, 2011 and incorporated herein by reference)

10.29
* Amendment to Exhibits to Trust Agreement No. 7, effective as of January 1, 2000, by and between Cleveland-Cliffs Inc and KeyBank National Association, Trustee (filed as Exhibit 10.28 to Cliffs’ Form 10-K for the period ended December 31, 2011 and incorporated herein by reference)

10.30
* Sixth Amendment to Trust Agreement No. 7 between Cliffs Natural Resources Inc. (f/k/a Cleveland-Cliffs Inc) and KeyBank National Association, Trustee, entered into and effective as of December 31, 2008 (filed as Exhibit 10(oo) to Cliffs’ Form 10-K for the period ended December 31, 2008 and incorporated herein by reference)

10.31
* Seventh Amendment to Trust Agreement No. 7 between Cliffs Natural Resources Inc. (f/k/a Cleveland-Cliffs Inc) and KeyBank National Association, Trustee, entered into and effective as of July 28, 2014 (filed as Exhibit 10.34 to Cliffs’ Form 10-K for the period ended December 31, 2014 and incorporated herein by reference)

10.32
* Termination and Fifth Amendment to Trust Agreement No. 8 between Cliffs Natural Resources Inc. (f/k/a Cleveland-Cliffs Inc) and KeyBank National Association, Trustee, entered into and effective as of October 28, 2015 (filed as Exhibit 10.32 to Cliffs’ Form 10-K for the period ended December 31, 2015 and incorporated herein by reference)

10.33
* Termination and Third Amendment to Trust Agreement No. 9 between Cliffs Natural Resources Inc. (f/k/a Cleveland-Cliffs Inc) and KeyBank National Association, Trustee, entered into and effective as of October 28, 2015 (filed as Exhibit 10.33 to Cliffs’ Form 10-K for the period ended December 31, 2015 and incorporated herein by reference)

10.34
* Trust Agreement No. 10, dated as of November 20, 1996, by and between Cleveland-Cliffs Inc and KeyBank National Association, Trustee, with respect to the Cleveland-Cliffs Inc Nonemployee Directors’ Compensation Plan (filed as Exhibit 10.36 to Cliffs’ Form 10-K for the period ended December 31, 2011 and incorporated herein by reference)

10.35
*First Amendment to Trust Agreement No. 10 between Cliffs Natural Resources Inc. (f/k/a Cleveland-Cliffs Inc) and KeyBank National Association, Trustee, entered into and effective as of December 31, 2008 (filed as Exhibit 10(ww) to Cliffs’ Form 10-K for the period ended February 26, 2009 and incorporated herein by reference)

10.36
* Second Amendment to Trust Agreement No. 10 between Cliffs Natural Resources Inc. (f/k/a Cleveland-Cliffs Inc) and KeyBank National Association, Trustee, entered into and effective as of July 28, 2014 (filed as Exhibit 10.45 to Cliffs’ Form 10-K for the period ended December 31, 2014 and incorporated herein by reference)

10.37
*Severance Agreement and Release, by and between Terrance M. Paradie and Cliffs Natural Resources Inc., dated April 14, 2015 (filed as Exhibit 10.4 to Cliffs’ Form 10-Q for the period ended March 31, 2015 and incorporated herein by reference)

10.38
*Severance Agreement and Release, by and between David Webb and Cliffs Natural Resources Inc., dated October 31, 2015 ((filed as Exhibit 10.38 to Cliffs’ Form 10-K for the period ended December 31, 2015 and incorporated herein by reference)

10.39
*Letter Agreement, by and between Lourenco Goncalves and Cliffs Natural Resources Inc., signed as of September 11, 2014 (filed as Exhibit 10.1 to Cliffs’ Form 8-K/A on September 16, 2014 and incorporated herein by reference)

10.40
*Cleveland-Cliffs Inc and Subsidiaries Management Performance Incentive Plan Summary, effective January 1, 2004 (filed as Exhibit 10.47 to Cliffs’ Form 10-K for the period ended December 31, 2011 and incorporated herein by reference)

10.41
*Cliffs Natural Resources Inc. 2012 Executive Management Performance Incentive Plan effective March 13, 2012 (filed as Exhibit 10.3 to Cliffs’ Form 8-K on May 14, 2012 and incorporated herein by reference)

10.42	*Cliffs Natural Resources Inc. 2012 Incentive Equity Plan effective March 13, 2012 (filed as Exhibit 10.1 to Cliffs Form 8-K on May 14, 2012 and incorporated herein by reference)
10.43
*First Amendment to Cliffs Natural Resources Inc. 2012 Incentive Plan effective September 11, 2012 (filed as Exhibit 10.2 to Cliffs’ Form 10-Q for the period ended September 30, 2012 and incorporated herein by reference)

10.44
*Form of Cliffs Natural Resources Inc. Restricted Share Unit Award Memorandum and Restricted Share Unit Award Agreement under the 2012 Incentive Equity Plan (filed as Exhibit 10.77 to Cliffs’ Form 10-K for the period ended December 31, 2013 and incorporated herein by reference)

10.45
*Form of Cliffs Natural Resources Inc. Restricted Share Unit Award Memorandum (Graduated Vesting 50%) and Restricted Share Unit Award Agreement under the 2012 Incentive Equity Plan (filed as Exhibit 10.78 to Cliffs’ Form 10-K for the period ended December 31, 2013 and incorporated herein by reference)

10.46
*Form of Cliffs Natural Resources Inc. Restricted Share Unit Award Memorandum (Graduated Vesting 33%) and Restricted Share Unit Award Agreement under the 2012 Incentive Equity Plan (filed as Exhibit 10.79 to Cliffs’ Form 10-K for the period ended December 31, 2013 and incorporated herein by reference)

10.47	*Cliffs Natural Resources Inc. Amended and Restated 2012 Incentive Equity Plan (filed as Exhibit 10.1 to Cliffs’ Form 8-K on August 4, 2014 and incorporated herein by reference)
10.48
*Form of Cliffs Natural Resources Inc. Amended and Restated 2012 Incentive Equity Plan Restricted Share Unit Award Memorandum (Graduated Vesting 50% - July 2014 Grant) and Restricted Share Unit Award Agreement (filed as Exhibit 10.64 to Cliffs’ Form 10-K for the period ended December 31, 2014 and incorporated herein by reference)

10.49
*Form of Cliffs Natural Resources Inc. Amended and Restated 2012 Incentive Equity Plan Restricted Share Unit Award Memorandum (3-Year Vesting – July 2014 Grant) and Restricted Share Unit Award Agreement (filed as Exhibit 10.65 to Cliffs’ Form 10-K for the period ended December 31, 2014 and incorporated herein by reference)

10.50
*Form of Cliffs Natural Resources Inc. Amended and Restated 2012 Incentive Equity Plan Performance Share Award Memorandum (3-Year Vesting – July 2014 Grant) and Performance Share Award Agreement (filed as Exhibit 10.66 to Cliffs’ Form 10-K for the period ended December 31, 2014 and incorporated herein by reference)

10.51
*Form of Cliffs Natural Resources Inc. Amended and Restated 2012 Incentive Equity Plan Non-Qualified Stock Option Award Memorandum (2014 Grant) and Stock Option Award Agreement (filed as Exhibit 10.2 to Cliffs’ Form 8-K/A on September 16, 2014 and incorporated herein by reference)

10.52
*Form of Cliffs Natural Resources Inc. Amended and Restated 2012 Incentive Equity Plan Performance Unit Award Memorandum (2014 Grant) and Performance Unit Award Agreement (filed as Exhibit 10.3 to Cliffs’ Form 8-K/A on September 16, 2014 and incorporated herein by reference)

10.53
*Form of Cliffs Natural Resources Inc. Amended and Restated 2012 Incentive Equity Plan Non-Qualified Stock Option Award Memorandum (3-Year Vesting – January 2015 Grant) and Stock Option Award Agreement (filed as Exhibit 10.69 to Cliffs’ Form 10-K for the period ended December 31, 2014 and incorporated herein by reference)

10.54
*Form of Cliffs Natural Resources Inc. Amended and Restated 2012 Incentive Equity Plan Restricted Share Unit Award Memorandum (Graduated Vesting 33% - January 2015 Grant) and Restricted Share Unit Award Agreement (filed as Exhibit 10.70 to Cliffs’ Form 10-K for the period ended December 31, 2014 and incorporated herein by reference)

10.55
*Form of Cliffs Natural Resources Inc. Amended and Restated 2012 Incentive Equity Plan Performance Share Award Memorandum (3-Year Vesting – January 2015 Grant) and Performance Share Award Agreement (filed as Exhibit 10.71 to Cliffs’ Form 10-K for the period ended December 31, 2014 and incorporated herein by reference)

10.56
*Form of Cliffs Natural Resources Inc. Amended and Restated 2012 Incentive Equity Plan Restricted Share Unit Award Memorandum (Graduated Vesting 33% - February 2015 Grant) and Restricted Share Unit Award Agreement (filed as Exhibit 10.72 to Cliffs’ Form 10-K for the period ended December 31, 2014 and incorporated herein by reference)

10.57
*Form of Cliffs Natural Resources Inc. Amended and Restated 2012 Incentive Equity Plan Performance Share Award Memorandum (3 year Vesting – February 2015 Grant) and Restricted Share Unit Award Agreement (filed as Exhibit 10.73 to Cliffs’ Form 10-K for the period ended December 31, 2014 and incorporated herein by reference)

10.58	*Cliffs Natural Resources Inc. 2015 Equity and Incentive Compensation Plan (filed as Exhibit 10.1 to Cliffs’ Form 8-K on May 21, 2015 and incorporated herein by reference)
10.59
*Form of Cliffs Natural Resources Inc. 2015 Equity and Incentive Compensation Plan Restricted Stock Unit Award Memorandum (Vesting on December 15, 2017) and Restricted Stock Unit Award Agreement (filed as Exhibit 10.1 to Cliffs’ Form 10-Q for the period ended September 30, 2015 and incorporated herein by reference)

10.60
*Form of Cliffs Natural Resources Inc. 2015 Equity and Incentive Compensation Plan Cash Retention Award Memorandum (Vesting February 2017) and Cash Retention Award Agreement (filed as Exhibit 10.2 to Cliffs’ Form 10-Q for the period ended September 30, 2015 and incorporated herein by reference)

10.61
*Form of Cliffs Natural Resources Inc. 2015 Equity and Incentive Compensation Plan Restricted Stock Unit Award Memorandum (Vesting May 2018) and Restricted Stock Unit Award Agreement (filed as Exhibit 10.61 to Cliffs’ Form 10-K for the period ended December 31, 2015 and incorporated herein by reference)

10.62
*Form of Cliffs Natural Resources Inc. 2015 Equity and Incentive Compensation Plan Restricted Stock Unit Award Memorandum (Vesting December 31, 2018) and Restricted Stock Unit Award Agreement (filed as Exhibit 10.1 to Cliffs’ Form 10-Q for the period ended March 31, 2016 and incorporated herein by reference)

10.63
*Form of Cliffs Natural Resources Inc. 2015 Equity and Incentive Compensation Plan Cash Incentive Award Memorandum (TSR) (Vesting December 31, 2018) and Cash Incentive Award Agreement (TSR) (filed as Exhibit 10.2 to Cliffs’ Form 10-Q for the period ended March 31, 2016 and incorporated herein by reference)

10.64
*Form of Cliffs Natural Resources Inc. 2015 Equity and Incentive Compensation Plan Cash Incentive Award Memorandum (TSR) (Vesting December 31, 2018) and Cash Incentive Award Agreement (TSR) (filed as Exhibit 10.3 to Cliffs’ Form 10-Q for the period ended March 31, 2016 and incorporated herein by reference)

10.65
*Cliffs Natural Resources Inc. Supplemental Retirement Benefit Plan (as Amended and Restated effective December 1, 2006) dated December 31, 2008 (filed as Exhibit 10(mmm) to Cliffs’ Form 10-K for the period ended December 31, 2008 and incorporated herein by reference)

10.66	*Cliffs Natural Resources Inc. 2015 Employee Stock Purchase Plan (filed as Exhibit 4.4 to Cliffs’ Registration Statement on Form S-8 on August 20, 2015 and incorporated herein by reference)
10.67
** Pellet Sale and Purchase Agreement, dated and effective as of April 10, 2002, by and among The Cleveland-Cliffs Iron Company, Cliffs Mining Company, Northshore Mining Company, Northshore Sales Company, International Steel Group Inc., ISG Cleveland Inc., and ISG Indiana Harbor Inc. (filed as Exhibit 10.84 to Cliffs’ Form 10-K for the period ended December 31, 2013 and incorporated herein by reference)

10.68
** First Amendment to Pellet Sale and Purchase Agreement, dated and effective December 16, 2004 by and among The Cleveland-Cliffs Iron Company, Cliffs Mining Company, Northshore Mining Company, Cliffs Sales Company (formerly known as Northshore Sales Company), International Steel Group Inc., ISG Cleveland Inc. and ISG Indiana Harbor (filed as Exhibit 10.85 to Cliffs’ Form 10-K for the period ended December 31, 2013 and incorporated herein by reference)

10.69
** Pellet Sale and Purchase Agreement, dated and effective as of December 31, 2002 by and among The Cleveland-Cliffs Iron Company, Cliffs Mining Company, and Ispat Inland Inc. (filed as Exhibit 10.86 to Cliffs’ Form 10-K for the period ended December 31, 2013 and incorporated herein by reference)

10.70
** 2011 Omnibus Agreement, dated as of April 8, 2011 and effective as of March 31, 2011, by and among ArcelorMittal USA LLC, as successor in interest to Ispat Inland Inc., ArcelorMittal Cleveland Inc. (formerly known as ISG Cleveland Inc.), ArcelorMittal Indiana Harbor LLC (formerly known as ISG Indiana Harbor Inc.) and Cliffs Natural Resources Inc., The Cleveland-Cliffs Iron Company, Cliffs Mining Company, Northshore Mining Company and Cliffs Sales Company (formerly known as Northshore Sales Company) (filed as Exhibit 10(a) to Cliffs’ Form 10-Q for the period ended June 30, 2011 and incorporated herein by reference)

10.71
** 2014 Extension Agreement dated as of February 24, 2014 but effective as of January 1, 2014, among ArcelorMittal USA LLC, Cliffs Natural Resources Inc., The Cleveland-Cliffs Iron Company and Cliffs Mining Company (filed as Exhibit 10.1 to Cliffs’ Form 10-Q/A filed on October 8, 2014 for the period ended March 31, 2014 and incorporated herein by reference)

10.72
** Pellet Sale and Purchase Agreement, effective as of October 31, 2016, by and among Cliffs Natural Resources Inc., The Cleveland-Cliffs Iron Company and Cliffs Mining Company and ArcelorMittal USA LLC (filed herewith)

10.73
Amended and Restated Multicurrency Credit Agreement entered into as of August 11, 2011, among Cliffs, certain foreign subsidiaries of the Company from time to time party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, JPMorgan Chase Bank, N.A., as Syndication Agent and L/C Issuer, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., PNC Capital Markets Inc. and U.S. Bank National Association, as Joint Lead Arrangers and Joint Book Managers, Fifth Third Bank and RBS Citizens, N.A., as Co-Documentation Agents, and the various institutions from time to time party thereto (filed as Exhibit 10(a) to Cliffs’ Form 8-K on August 17, 2011 and incorporated herein by reference)

10.74
Amendment No. 1, dated as of October 16, 2012 to Amended and Restated Multicurrency Credit Agreement (filed as Exhibit 10.1 to Cliffs’ Form 8-K on October 19, 2012 and incorporated herein by reference)

10.75
Amendment No. 2 to the Amended and Restated Multicurrency Credit Agreement dated as of February 8, 2013 (filed as Exhibit 10.92 to Cliffs’ Form 10-K for the period ended December 31, 2012 and incorporated herein by reference)

10.76
Amendment No. 3, dated as of June 30, 2014, to the Amended and Restated Multicurrency Credit Agreement, dated as of August 11, 2011, among Cliffs Natural Resources Inc., the foreign subsidiaries of Cliffs Natural Resources Inc. from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (filed as Exhibit 10.1 to Cliffs’ Form 8-K on June 30, 2014 and incorporated herein by reference)

10.77
Amendment No. 4, dated as of September 9, 2014, to the Amended and Restated Multicurrency Credit Agreement, dated as of August 11, 2011, among the Company, the foreign subsidiaries of the Company from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (filed as Exhibit 10.1 to Cliffs’ Form 8-K on September 12, 2014 and incorporated herein by reference)

10.78
Amendment No. 5, dated as of October 24, 2014, to the Amended and Restated Multicurrency Credit Agreement, dated as of August 11, 2011, among the Company, the foreign subsidiaries of the Company from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (filed as Exhibit 10.2 to Cliffs’ Form 10-Q for the period ended on September 30, 2014 and incorporated herein by reference)

10.79
Amendment No. 6, dated as of January 22, 2015, to the Amended and Restated Multicurrency Credit Agreement, dated as of August 11, 2011, among the Company, the foreign subsidiaries of the Company from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (filed as Exhibit 10.86 to Cliffs’ Form 10-K for the period ended December 31, 2014 and incorporated herein by reference)

10.80
Syndicated Facility Agreement, dated as of March 30, 2015, by and among Bank of America, N.A., as Administrative Agent and Australian Security Trustee, the Lenders that are Parties hereto, as the Lenders, Cliffs Natural Resources Inc., as Parent and a Borrower, and the Subsidiaries of Parent Party hereto, as Borrowers (filed as Exhibit 10.2 to Cliffs’ Form 10-Q for the period ended March 31, 2015 and incorporated herein by reference)

Subsidiaries
21	Subsidiaries of the Registrant (filed as Exhibit 10.21 to Cliffs’ Form 10-K for the period ended December 31, 2015 and incorporated herein by reference)
Consents
23.1	Consent of Deloitte & Touche LLP (filed herewith)
23.2	†Consent of Jones Day (included in Exhibit 5.1)
Power of attorney
24	Power of Attorney (filed herewith)
_______________
†    To be filed by amendment.

*	Indicates management contract or other compensatory arrangement.

**	Confidential treatment requested and/or approved as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission.

***
Certain immaterial schedules and exhibits to this exhibit have been omitted pursuant to the provisions of Regulation S-K, Item 601(b)(2). A copy of any of the omitted schedules and exhibits will be furnished to the Securities and Exchange Commission upon request.